                                                                  CONFORMED COPY
                                                                     Exhibit 3.4



                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                     AMERICAN COMMERCIAL LINES HOLDINGS LLC



THE SECURITIES ISSUED PURSUANT TO THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND, AS SUCH, THEY MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS THE SECURITIES HAVE BEEN QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS SUCH QUALIFICATION AND REGISTRATION IS NOT LEGALLY REQUIRED. TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT MAY BE FURTHER SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS SET FORTH HEREIN.

                                TABLE OF CONTENTS


ARTICLE I
         DEFINITIONS......................................................................................        1
         1.1      Definitions.............................................................................        1
         1.2      Terms Generally.........................................................................       17

ARTICLE II
         ORGANIZATION; PURPOSE AND POWERS.................................................................       18
         2.1      Formation...............................................................................       18
         2.2      Certificate.............................................................................       18
         2.3      Name....................................................................................       18
         2.4      Term....................................................................................       18
         2.5      Office and Agent........................................................................       18
         2.6      Qualification in Other Jurisdictions....................................................       18
         2.7      Purpose and Powers......................................................................       18

ARTICLE III
         MEMBERS..........................................................................................       19
         3.1      Members.................................................................................       19
         3.2      Admission of New Members................................................................       19
         3.3      Withdrawals or Resignations.............................................................       20
         3.4      Voting Rights...........................................................................       20
         3.5      Conversion of Class B Common Units......................................................       20
         3.6      Conversion of Senior Preferred Units....................................................       21
         3.7      Representations and Warranties of Members...............................................       22
         3.8      Successors and Substitute Members.......................................................       23

ARTICLE IV
         CAPITAL CONTRIBUTIONS............................................................................       23
         4.1      Initial Capital Contributions...........................................................       23

ARTICLE V
         DISTRIBUTIONS....................................................................................       24
         5.1      In General..............................................................................       24
         5.2      Discretionary Distributions.............................................................       24
         5.3      Tax Advances............................................................................       25
         5.4      Mandatory Distributions on Senior Preferred
                  Units ..................................................................................       32
         5.5      Mandatory Distributions of Junior Preferred
                  Units ..................................................................................       32
         5.6      Application of Tax Advances; No Economic
                  Windfall ...............................................................................       33

ARTICLE VI
         ALLOCATIONS AND CAPITAL ACCOUNTS.................................................................       33
         6.1      Capital Accounts........................................................................       33
         6.2      Allocations.............................................................................       33

         6.3      Allocations for Tax Purposes............................................................       37
         6.4      Distribution in Kind....................................................................       37
         6.5      Debt Allocations........................................................................       37

ARTICLE VII
         MANAGEMENT.......................................................................................       38
         7.1      The Board; Delegation of Authority and Duties...........................................       38
         7.2      Establishment of Board..................................................................       39
         7.3      Term of Office..........................................................................       41
         7.4      Meeting of the Board....................................................................       41
         7.5      Voting..................................................................................       41
         7.6      Responsibility and Authority of the Board...............................................       41
         7.7      Subsidiary Boards.......................................................................        4
         7.8      Company Funds...........................................................................       42
         7.9      Devotion of Time........................................................................       42
         7.10     Payments to Representatives; Reimbursements.............................................       42
         7.11     Officers................................................................................       42
         7.12     Negative Covenants......................................................................       45
         7.13     Affirmative Covenants...................................................................       48
         7.14     Certain Tax Matters.....................................................................       48

ARTICLE VIII
         TRANSFERS OF UNITS...............................................................................       49
         8.1      General.................................................................................       49
         8.2      Tag-Along Rights; First Offer Rights; Permitted Transfers...............................       50
         8.3      Approved Sale...........................................................................       53
         8.4      Legend..................................................................................       53
         8.5      Pre-emptive Rights......................................................................       54
         8.6      Initial Public Offering.................................................................       55
         8.7      Transfer by Vectura Members.............................................................       55

ARTICLE IX
         DISSOLUTION AND LIQUIDATION......................................................................       55
         9.1      Duration................................................................................       55
         9.2      Liquidation of Company Interests........................................................       55

ARTICLE X
         BOOKS AND RECORDS................................................................................       57
         10.1     Books...................................................................................       57
         10.2     Tax Allocations and Reports.............................................................       57
         10.3     Tax Proceedings.........................................................................       58

ARTICLE XI
         EXCULPATION AND INDEMNIFICATION..................................................................       58
         11.1     Exculpation and Indemnification.........................................................       58

         11.2     Insurance...............................................................................       59
         11.3     Indemnification and Reimbursement for Payments on Behalf of a Unitholder................       59

ARTICLE XII
         MISCELLANEOUS....................................................................................       60
         12.1     Confidentiality.........................................................................       60
         12.2     Waiver of Jury Trial....................................................................       61
         12.3     Governing Law...........................................................................       61
         12.4     Descriptive Headings....................................................................       61
         12.5     Severability............................................................................       61
         12.6     Amendments..............................................................................       61
         12.7     Gender and Number.......................................................................       61
         12.8     Notice..................................................................................       62
         12.9     Counterparts............................................................................       63
         12.10    Entire Agreement........................................................................       63
         12.11    No Waiver of Remedies...................................................................       63
         12.12    Remedies Cumulative.....................................................................       63
         12.13    Binding Effect..........................................................................       63
         12.14    Determinations of Fair Market Value.....................................................       63

EXHIBIT A -- FORM OF JOINDER
SCHEDULE A -- CAPITALIZATION
SCHEDULE B -- VALUE OF CSX CONTRIBUTED ASSETS
SCHEDULE C -- METHODOLOGY OF TRANSFERS TO MANAGEMENT UNITHOLDERS

                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                     AMERICAN COMMERCIAL LINES HOLDINGS LLC

         AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of June 30, 1998, of American Commercial Lines Holdings LLC, a Delaware limited liability company (the "Company"), by and among the Company, and those parties whose names appear on Schedule A, attached hereto, such parties being members of the Company (collectively referred to as the "Members" or individually as a "Member"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in Article I below.

         WHEREAS, the Company (of which CSX was the initial member) was formed on February 3, 1998 pursuant to and in accordance with the Act; and

         WHEREAS, in accordance with the Act and the Limited Liability Company Agreement of the Company, dated as of February 3, 1998, as amended as of March 30, 1998 (the "Prior Agreement"), and to effectuate the provisions of the Recapitalization Agreement, the Members desire to, and hereby, amend and restate the Prior Agreement in its entirety in accordance with this Agreement.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings set forth below (all terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement):

         "Accountants" means a nationally recognized firm of independent certified public accountants selected in accordance with the provisions of
Section 7.13.

         "ACL" means American Commercial Lines LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Company.

         "Act" means the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18-101, et. seq., as in effect from time to time.

         "Adjusted Capital Account Deficit" means, with respect to each Unitholder, the deficit balance, if any, in such Unitholder's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

                  (a) Credit to such Capital Account any amount which such Member is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations Section 1.704-2(g)(1) and (without duplication) 1.704-2(i)(5); and

                  (b) Debit to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

         "Adjusted Taxable Income" has the meaning set forth in Section 5.3 hereof.

         "Affiliate" means, as to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person; provided, the term "control," as used in this definition, shall mean with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity (whether through ownership of voting securities, by contract or otherwise).

         "Aggregate Amount" has the meaning set forth in Section 5.3 hereof.

         "Agreement" means this Amended and Restated Limited Liability Company Agreement, as amended, restated or modified from time to time, including any exhibits hereto.

         "Applicable Law" means, with respect to any Person, any statute, law, regulation, ordinance, rule, injunction, order, decree, Governmental Approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, applicable to such Person or its subsidiaries or their respective assets.

         "Approved Sale" means a Sale of the Company approved by Majority Approval of each class of Units then held by the Vectura Members, subject to the provisions of Section 7.12(a)(iv).

         "Bankruptcy" means, with respect to any Person: (i) the filing of a petition by or against a Person as "debtor" under Title 11 of the United States Code (the "Bankruptcy Code") seeking the adjudication of such Person as bankrupt or the appointment of a trustee, receiver, or custodian of such Person's assets and in case of a petition filed against such Person, such filing not having been withdrawn or dismissed within 90 days after the date of such filing; (ii) the making by such Person of a general assignment for the benefit of creditors;
(iii) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian to take possession of or control over the assets of such Person unless such proceedings and the person appointed are dismissed within ninety (90) days of the date upon which the court issued its order, judgment, or decree; or (iv) the determination by the Bankruptcy Court or the written admission of such Person that such Person is generally unable to pay his or her debts as they become due within the meaning of Section 303(h)(1) of the Bankruptcy Code.

         "Base Rate" means on any date of determination, a variable rate per annum equal to the rate of interest published, from time to time, by The Wall Street Journal as the "prime rate" at large U.S. money center banks.

         "BIG Regime" has the meaning set forth in Section 5.3.

         "BIG Tax" has the meaning set forth in Section 5.3.

         "Board" means the Board of Representatives as specified in Article VII hereof.

         "Built-in Gain" has the meaning set forth in Section 5.3.

         "Capital Account" means, for each Unitholder, the Capital Account established for each Unitholder pursuant to Article VI as maintained for each Unitholder as follows:

                  (A) to each Unitholder's Capital Account there shall be credited (a) such Unitholder's Capital Contributions, if any, when and as received and (b) the Net Profit, Gross Income and other items of Company income and gain allocated to such Unitholder pursuant to Section 6.2;

                  (B) to each Unitholder's Capital Account there shall be debited (a) the aggregate amount of cash distributed to such Unitholder, (b) the Net Loss and other items of Company loss and deduction allocated to such Unitholder pursuant to Section 6.2, and (c) the Gross Asset Value of any Company assets (other than cash) distributed to such Unitholder in kind (net of any liabilities secured by such distributed property that the Unitholder is considered to assume or take under Code Section 752);

                  (C) Capital Accounts shall be otherwise adjusted in accordance with Treasury Regulations Section 1.704-1(b); and

                  (D) if Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Units.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

         "Capital Contribution" means for each Unitholder the total amount of cash and the Gross Asset Value of property contributed to the Company by such Unitholder pursuant to Section 4.1 or otherwise, net of any liabilities associated with such contributed property that the Company is considered to assume or "take subject to" under Section 752 of the Code, which Capital Contribution shall be reflected on Schedule A hereto as amended from time to time in accordance with the terms of this Agreement.

         "Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

         "C Corporation" means a corporation subject to taxation under Section 11 of the Code.

         "C Corporation Tax Rate" has the meaning set forth in Section 5.3 hereof.

         "Certificate" means the Certificate of Formation for the Company originally filed with the Secretary of State of the State of Delaware and as amended or restated from time to time.

         "Change of Control" means the occurrence of (i) a "Change of Control" as defined in the Credit Agreement as in effect on the date hereof or (ii) a "Change of Control" as defined in the Senior Unsecured Debt Documents as in effect on the date hereof or (iii) a Sale of the Company.

         "Class A Common Unit" means a Unit having the rights and obligations specified with respect to Class A Common Units in this Agreement. The number of Class A Common Units initially issued to each Member is listed on Schedule A attached hereto, subject to adjustment pursuant to this Agreement.

         "Class B Common Unit" means a Unit having the rights and obligations specified with respect to Class B Common Units in this Agreement. The number of Class B Common Units initially issued to each Member is listed on Schedule A attached hereto, subject to adjustment pursuant to this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Company" has the meaning set forth in the recitals hereto.

         "Company Minimum Gain" has the same meaning as "partnership minimum gain" in Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d). A Unitholder's share of Company Minimum Gain shall be computed in accordance with the provisions of Treasury Regulations Section 1.704-2(g).

         "Corporation" means a corporation organized under the Delaware General Corporation Law.

         "Credit Agreement" means the Credit Agreement, dated as of the date hereof, by and among, The Chase Manhattan Bank, N.A. as Administrative Agent, certain other lenders party thereto, the Company and ACL, as such Credit Agreement may be amended, supplemented, modified, restated, replaced or refinanced from time to time, subject to the terms of this Agreement.

         "CSX" means CSX Brown Corp., a Delaware corporation.

         "CSX Contributed Assets" has the meaning set forth in Section 5.3 hereof.

         "CSX 50% BIG Tax Amount" has the meaning set forth in Section 5.3 hereof.

         "CSX Member" means initially CSX and shall include any Affiliate of CSX which becomes a Unitholder and any Permitted Transferee (other than a Management Unitholder) of a CSX Member pursuant to a Transfer made in accordance with the terms and conditions hereof.

         "CSX Residual Tax Amount" has the meaning set forth in Section 5.3 hereof.

         "CSX Sale-Leaseback" has the meaning set forth in Section 5.3 hereof.

         "CSX Sale-Leaseback Tax Amount" has the meaning set forth in Section
5.3 hereof.

         "CSX Total Tax Advances" has the meaning set forth in Section 5.3 hereof.

         "CSX Total Taxes" has the meaning set forth in Section 5.3 hereof.

         "CSX Unitholder" means a holder of CSX Units.

         "CSX Units" means the Senior Preferred Units, Junior Preferred Units and Junior Common Units issued to any CSX Member as of the date of this Agreement, regardless of the ultimate holder of such Units.

         "CSX Unreimbursed Taxes" has the meaning set forth in Section 5.3 hereof.

         "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Gross Asset Value of the asset is positive, Depreciation shall be determined with reference to such beginning Gross Asset Value using any permitted method selected by the Board.

         "Derivatives" means, with respect to any Units, derivative securities (other than securities of Vectura existing as of the date hereof) whose value or other economic features is based on the value or such other economic features of such Units.

         "ECF Limit" means, for any period specified in the table below, the sum of (i) the amount shown in the table opposite the period specified plus (ii) the amount by which the ECF Limit for the prior period (as adjusted under this clause (ii)) exceeds the amount distributed with respect to such period under
Section 5.4(b).

                     Applicable Period                            Amount
                     -----------------                            ------
                     Fiscal Year 2003                           $7,500,000
                     Fiscal Year 2004                            7,500,000
                     Fiscal Year 2005                            7,500,000
                     Fiscal Year 2006                            7,500,000
                     Fiscal Year 2007                            7,500,000
                     Fiscal Year 2008                           10,000,000
                     Fiscal Year 2009                           10,000,000
                     Fiscal Year 2010                           10,000,000
                     Fiscal Year 2011                           10,000,000
                     Fiscal Year 2012                           10,000,000

         "Encumbrance" means any lien, encumbrance, proxy, voting trust, or similar arrangement, pledge, security interest, collateral security agreement, limitations on voting rights, limitations on rights of ownership, financing statement (and similar notices) filed with any Government Authority, claim, charge, mortgage, pledge, option, restrictive covenant, restriction on transfer or any comparable interest or right created by Applicable Law, of any nature whatsoever, other than as contemplated pursuant to the terms of any Transaction Document.

         "Estimated Tax Amount" has the meaning set forth in Section 5.3 hereof.

         "Excess Cash Flow" means the amount of "Excess Cash Flow" (as defined in the Credit Agreement as in effect on the date hereof) plus the amounts of any optional prepayment of the "Term Loans" (as defined in the Credit Agreement) to the extent such amount reduces such "Excess Cash Flow"; provided, that for purposes of Section 7.12(a) only, any prepayment or any application of such Excess Cash Flow as required or permitted under the terms and conditions of the Credit Agreement and appropriate reserves for reasonably anticipated or actual repayment obligations on Indebtedness of the Company and its Subsidiaries shall be deducted therefrom.

         "Exchange Notes" has the meaning set forth in Section 3.6.

         "Exempt Preemptive Offering" means a Preemptive Offering only to (i) Qualified Sellers, (ii) financing sources of the Company or its Subsidiaries as so-called "equity kickers," (iii) management of the Company as reasonable and customary incentive compensation, or (iv) the public in connection with an underwritten public offering registered under the Securities Act.

         "Exempt Transaction" has the meaning set forth in Section 5.3.

         "Exempt Transfers" means (i) Transfers pursuant to a Public Sale, (ii) Piggyback Transfers, (iii) Threshold Transfers, or (iv) Transfers in accordance with Sections 8.2(c) or 8.3 hereof.

         "Fair Market Value" means, as of any date, the fair market value on such date as determined pursuant to Section 12.14. For this purpose, securities that are restricted by law, contract, market conditions (including trading volume relative to the Company's holding) or otherwise as to saleability or transferability may be valued at an appropriate discount, based on the nature and term of such restrictions. Notwithstanding anything to the contrary contained herein, the Fair Market Value as of the date of contribution for the properties identified on Schedule B attached hereto and a part hereof shall be the value of such properties as reflected on Schedule B.

         "Family Group" means, with respect to an individual Unitholder, such Unitholder, such Unitholder's spouse, siblings, and descendants (whether natural, by marriage or adopted) and any trust solely for the benefit of such Unitholder and/or such Unitholder's spouse, siblings, their respective ancestors and/or descendants (whether natural, by marriage or adopted).

         "Fiscal Year" means (i) the taxable year of the Company, which shall be the 52-53 week period ending on the last Friday of each December unless otherwise required (or, in the Board's reasonable discretion, permitted) by
Section 706(b) of the Code, and (ii) for purposes of Article VI, the portion of any Fiscal Year for which the Company is required to (or does) allocate Gross Income, Net Profit, Net Loss, or other items pursuant to Article VI.

         "GAAP" means United States generally accepted accounting principles as in effect in the United States from time to time.

         "Governmental Approval" means any action, order, authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority.

         "Governmental Authority" means any government or political subdivision thereof, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body having jurisdiction over the matter or matters in question.

         "Gross Asset Value" means, with respect to any Company asset, the adjusted basis of such asset for Federal income tax purposes, except as follows:

                  (a) The initial Gross Asset Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

                  (b) The Gross Asset Value of each Company asset shall be adjusted to equal its respective gross Fair Market Value, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Unitholder of more than a de minimis amount of Company assets (other than cash) as consideration for all or part of its Units unless the Board reasonably determines that such adjustment is not necessary to reflect the relative economic interests of the Unitholders in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section Section 1.704-1(b)(2)(ii)(g);

                  (c) The Gross Asset Value of a Company asset distributed to any Unitholder shall be the Fair Market Value of such Company asset as of the date of distribution thereof;

                  (d) The Gross Asset Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted basis of such Company asset pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)
         (m); provided, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this subparagraph
         (d); and

                  (e) If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted to reflect the Depreciation taken into account with respect to such Company asset for purposes of computing Net Profits and Net Losses.

         "Gross Income" means for each Fiscal Year, all items of income and gain recognized by the Company.

         "Guarantee" of or by any Person shall mean any obligation, contingent, or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities, or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, or (c) to maintain working capital, equity capital, or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

         "hold" means direct or indirect possession and/or beneficial or record ownership.

         "Incapacity" means, as to any natural Person, the death or the adjudication of incompetence or insanity of such Person.

         "Indebtedness" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes, or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business),
(d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person,
(e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business),
(f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property valued at the fair market value of the assets subject to such Lien (in the case of nonrecourse Indebtedness) owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, or other interest or exchange rate hedging arrangements, and (j) all obligations of such person as an account party in respect of letters or credit and bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner except to the except that the terms of such Indebtedness provide otherwise.

         "Indemnitee" has the meaning specified in Section 11.1.

         "Independent Third Party" means any Person who, immediately prior to the contemplated transaction, (i) does not hold in excess of 5% of the Junior Common Units (any Person so holding in excess of 5% of the Junior Common Units being referred to herein as, a "5% Owner"), (ii) is not an Affiliate of any 5% Owner, and (iii) is not a member of the Family Group of any 5% Owner.

         "Initial Public Offering" means the initial underwritten public offering of the Company's common equity securities pursuant a registration statement filed under the Securities Act with the Securities and Exchange Commission, which offering results in net cash proceeds to the Company of at least $50,000,000.

         "Investor Unitholder" means a Unitholder listed under the heading "Investor Unitholder" on Schedule A attached hereto and shall include any such Person who acquires Units pursuant to Section 8.2(c)(iii).

         "Junior Common Holder" means any Person in its capacity as owner of one or more Junior Common Units, as reflected on the Company's books and records.

         "Junior Common Unit" means any Class A Common Unit or Class B Common Unit.

         "Junior Preferred Redemption Value" means, as of any time, the aggregate dollar amount that would be necessary to be distributed to the Junior Preferred Unitholders so that (i) the accreted value (determined as of such time by using a rate of return of 11.02%, compounded annually from the date on which the related distribution was made) of all distributions made by the Company with respect to the Junior Preferred Units under Sections 5.2(a)(ii), 5.5, and 9.2 as of such time, equals (ii) the accreted value of $99,505,909 (determined as of such time by using a rate of return of 11.02%, compounded annually from the date of issuance), subject to adjustment pursuant to Sections 2.1(j), 2.4(c), and
10.4 of the Recapitalization Agreement.

         "Junior Preferred Unit" means a Unit having the rights and obligations specified with respect to Junior Preferred Units in this Agreement. The number of Junior Preferred Units initially issued to each Member is listed on Schedule A attached hereto, subject to adjustment pursuant to this Agreement.

         "Junior Securities" means the Junior Preferred Units, the Senior Common Units, and the Junior Common Units.

         "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call, or similar right of a third party with respect to such securities.

         "Liquidator" means the Person responsible for winding up the Company pursuant to Section 9.2 hereof.

         "Majority Approval" of a class of Units means the approval of Members owning a majority of the outstanding Unit of such class.

         "Management Unitholder" means an individual Unitholder who is a full-time employee of the Company or any its Subsidiaries, and listed under the heading "Management Unitholder" on Schedule A hereto and shall include such full-time employees who acquire Units pursuant to Section 8.2(c)(ii).

         "Member" means each Person who (a) is an initial signatory to this Agreement, or has been admitted to the Company as a Member in accordance with the provisions of Article III of this Agreement, and (b) has not ceased to be a Member in accordance with the provisions of this Agreement or for any other reason. No Person who is not a Member shall be deemed a "member" under the Act.

         "Member Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

         "Member Nonrecourse Debt" has the same meaning as the term "partner nonrecourse debt" in Treasury Regulations Section 1.704-2(b)(4).

         "Member Nonrecourse Deductions" has the same meaning as the term "partner nonrecourse deductions" in Treasury Regulations Section 1.704-2(i)(1) and 1.704-2(i)(2).

         "Membership Interest" means a Member's entire interest in the Company, including such Member's economic interest, the right to vote on or participate in the Company's management, and the right to receive information concerning the business and affairs of the Company, in each case, to the extent expressly provided in this Agreement or required by the Act.

         "Net Profit and Net Loss" means, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (including for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1)), with the following adjustments:

                  (a) Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition shall be added to such taxable income or loss;

                  (b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) (other than expenses in respect of which an election is properly made under Section 709 of the Code), and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition shall be subtracted from such taxable income or loss;

                  (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of an asset) or loss (if the adjustment decreases the Gross Asset Value of an asset) from the disposition of such Company asset for purposes of computing Net Profit or Net Loss;

                  (d) Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company asset disposed of, notwithstanding that the adjusted tax basis of such Company asset may differ from its Gross Asset Value;

                  (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

                  (f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Profit or Net Loss; and

                  (g) Any items of income, gain, loss or deduction specially allocated under Section 6.2(d) shall be excluded.

         "NMI" means National Marine, Inc., a Delaware corporation.

         "Nonrecourse Deductions" shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

         "Nonrecourse Liability" shall have the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

         "Officer" means each Person who has been designated as, and who has not ceased to be, an officer of the Company pursuant to Section 7.11 hereof, subject to the resolution of the Board appointing such Person as an officer of the Company.

         "Other Unitholder" means, with respect to a Unitholder, all Unitholders other than such Unitholder.

         "Ownership Ratio" means, as to a Unitholder at the time of determination, the percentage obtained by dividing the number of Units of the applicable class of Units held by such Unitholder at such time by the aggregate number of Units of the same class of Units held by all Unitholders at such time.

         "Permitted Payment" has the meaning specified in Section 5.3.

         "Permitted Transferees" means all Transferees permitted under Section 8.2(c).

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Piggyback Transfer" means a Transfer pursuant to Section 3 of the Registration Rights Agreement.

         "Preemptive Offering" means the offer, issuance or sale by the Company or any Subsidiary of the Company of any Preemptive Securities.

         "Preemptive Securities" means, collectively, (i) the Units, (ii) Membership Interests or other economic interests in the Company, (iii) any securities containing options or rights to acquire any Units or other economic interests in the Company, or (iv) any other securities convertible or exchangeable for any Units or other economic interests in the Company.

         "Preferred Units" means, collectively, the Senior Preferred Units and the Junior Preferred Units.

         "Proportionate Amount" means, with respect to a Junior Common Holder, the product of (i) all Preemptive Securities to be sold or issued by the Company and (ii) a fraction (x) the numerator of which shall be the number of Junior Common Units owned by such Junior Common Holder, and (y) the denominator of which shall be the aggregate number of outstanding Junior Common Units.

         "Public Sale" means any sale of Units, following an Initial Public Offering, to the public pursuant to an offering registered under the Securities Act or to the public effected through a broker, dealer or market maker pursuant to the provisions of Rule 144 under the Securities Act.

         "Qualified Public Offering" means an underwritten public offering of the Company's common equity securities pursuant to a registration statement filed under the Securities Act with the Securities and Exchange Commission, which offering results in net cash proceeds to the Company of at least $200,000,000.

         "Qualified Sellers" means, in connection with an acquisition of assets or equity securities of any Person by the Company or any Subsidiary of the Company, such Person or Persons with whom the Company or any Subsidiary of the Company has contracted to acquire such assets or equity securities; provided, that any such Person is not an Affiliate of the Company or of any Member or Representative or of any Subsidiary of the Company, in each case immediately prior to giving effect to such acquisition.

         "Quarterly Estimated Tax Amount" has the meaning set forth in Section
5.3 hereof.

         "Recapitalization" means the recapitalization of the Company and all related transactions pursuant to the terms and conditions of the Recapitalization Agreement.

         "Recapitalization Agreement" means the Recapitalization Agreement, dated as of April 17, 1998, by and among the Company, ACL, CSX Corporation, Vectura and NMI, as such may be amended, supplemented or restated from time to time.

         "Reclassified Securities" has the meaning set forth in Section 8.6.

         "Registration Rights Agreement" means that certain Registration Rights Agreement, dated as of the date hereof, by and among the Company, the Members, and certain other Persons signatory thereto, as may be amended, supplemented or restated from time to time.

         "Regulatory Problem" means, with respect to a Member, any set of facts or circumstances wherein it has been asserted by any Governmental Authority (or such Member or any of its Affiliates believes in good faith that there is a substantial risk of such assertion) that such Member is not entitled to hold, or exercise any significant right, with respect to, the Units held by such Member because of such Member's regulatory status.

         "Representative" means each then current CSX Representative, Vectura Party Representative, Company Representative, Vectura Representative and Independent Representative, each as defined in Section 7.2.

         "Sale of the Company" means the sale of the Company, in one transaction or a group of related transactions, pursuant to which any Independent Third Party or affiliated group of Independent Third Parties acquires (whether structured by way of merger, consolidation or sale or transfer of the Company's or its Subsidiaries' equity or assets or otherwise) (a) all or substantially all of the equity of the Company or of all or substantially all of the Company's direct and indirect Subsidiaries or (b) all or substantially all of the Company's and its Subsidiaries' assets, properties, or business determined on a consolidated basis.

         "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute then in effect, and any reference to a particular section thereof shall include a reference to the comparable section, if any, of any such similar Federal statute, and the rules and regulations promulgated thereunder.

         "Senior Common Capital Account" means, as of any time, (i) $3,389,091, plus (ii) cumulative Net Profits located under Section 6.2(b)(iii), minus (iii) cumulative Net Losses allocated under Section 6.2(c)(ii), minus (iv) cumulative distributions made by the Company with respect to the Senior Common Units under Sections 5.2(a)(iii) and 9.2.

         "Senior Common Redemption Value" means, as of any time, the lesser of
(x) the Senior Common Capital Account as of such time, and (y) the aggregate dollar amount that would be necessary to be distributed to the Senior Common Unitholders so that (i) the accreted value (determined as of such time by using a rate of return of 11.02%, compounded annually from the date on which the related distribution was made) of all distributions made by the Company with respect to the Senior Common Units under Sections 5.2(a)(iii) and 9.2 as of such time, equals (ii) the accreted value of $35,889,091 (determined as of such time by using a rate of return of 11.02%, compounded annually from June 30, 1998), subject to adjustment pursuant to Sections 2.1(j), 2.4(c), and 10.4 of the Recapitalization Agreement.

         "Senior Common Unit" means a Unit having the rights and obligations specified with respect to Senior Common Units in this Agreement. The number of Senior Common Units initially issued and assigned to each Member is listed on Schedule A attached hereto, subject to adjustment pursuant to this Agreement.

         "Senior Debt" means the Senior Unsecured Notes, and Indebtedness incurred or outstanding pursuant to the Credit Agreement (including any Indebtedness incurred in connection with one or more successive refinancings thereof).

         "Senior Preferred Redemption Value" means, as of any time, the aggregate dollar amount that would be necessary to be distributed to the Senior Preferred Unitholders so that (i) the accreted value (determined as of such time by using a rate of return of 11.02%, compounded annually from the date on which the related distribution was made) of all distributions made by the Company with respect to the Senior Preferred Units under Sections 5.2(a)(i), 5.3(b)(i)(B), 5.4, and 9.2 as of such time, equals (ii) the accreted value of $115,000,000 (determined as of such time by using a rate of return of 11.02%, compounded annually from June 30, 1998), subject to adjustment pursuant to Section 10.4 of the Recapitalization Agreement.

         "Senior Preferred Unit" means a Unit having the rights and obligations specified with respect to Senior Preferred Units in this Agreement. The number of Senior Preferred Units initially issued and assigned to each Member is listed on Schedule A attached hereto, subject to adjustment pursuant to this Agreement.

         "Senior Unsecured Debt Documents" means the indenture under which the Senior Unsecured Notes are issued and all other instruments, agreements, and other documents evidencing or governing the Senior Unsecured Notes.

         "Senior Unsecured Notes" means the Senior Notes due 2008 to be issued by ACL and a special purpose co-obligor of ACL on the date hereof in the aggregate principal amount of $300,000,000, represented by global notes designated R-1, R-2, and R-3, each in the principal amount of $100,000,000 issued pursuant to the related indenture dated as of the date hereof.

         "Sub Board" has the meaning specified in Section 7.7.

         "Subsidiary" of any Person (with respect to such Subsidiary, the "parent") means any other Person whose (a) securities having ordinary voting power to elect a majority of its board of directors or managing or general partners (or other persons having similar functions) or (b) other ownership interests (including partnership and membership interests) ordinarily constituting a majority interest in the capital, profits or cash flow of such Person, are at the time, directly or indirectly, owned or controlled by such parent, or by one or more other Subsidiaries of such parent, or by such parent and one or more of its other Subsidiaries.

         "Tax Advance" has the meaning set forth in Section 5.3 hereof.

         "Tax Amount" has the meaning set forth in Section 5.3 hereof.

         "Tax Rate" has the meaning set forth in Section 5.3.

         "399 Venture" means 399 Venture Partners, Inc., a Delaware corporation.

         "Threshold Transfer" means a Transfer (other than to Permitted Transferees) by a Unitholder of a number of Junior Common Units comprising, cumulatively with all other Transfers (other than to Permitted Transferees) by such Unitholder after the date hereof, 5% or less of the aggregate number of Junior Common Units held by such Unitholder as of the date hereof.

         "Transaction Documents" means, collectively, the Recapitalization Agreement, the Credit Agreement, this Agreement, the Registration Rights Agreement, the Senior Unsecured Debt Documents, and all other documents and agreements executed in connection therewith.

         "Transfer" means any sale, transfer, assignment, pledge, or other disposal of a Unit, and the terms "Transferee," "Transferor," "Transferring," and "Transferred" shall have correlative meanings.

         "Transfer Notice" means a written notice delivered by a Unitholder making a Transfer pursuant to the terms and conditions of Article VIII hereof, which notice shall specify in reasonable detail the number and class of Units proposed to be Transferred, the proposed purchase price therefor (which shall be payable solely in cash), the proposed Transferee, and the other terms and conditions of the Transfer.

         "Transferring Unitholder" means any Unitholder making a Transfer of any Units pursuant to the provisions of Article VIII.

         "Treasury Regulations" means the final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

         "Unallocated Junior Preferred Yield" means the aggregate Yield on the Junior Preferred Units from the date of issuance to the date of determination, reduced by (i) all allocations of Net Profit previously made to the Capital Accounts of the holders of Junior Preferred Units under Section 6.2(b)(ii) and increased by (ii) all allocations of Net Loss previously made to the Capital Accounts of the holders of Junior Preferred Units under Section 6.2(c)(iii).

         "Unallocated Senior Common Yield" means the aggregate Yield on the Senior Common Units from the date of issuance to the date of determination, reduced by (i) all allocations of Net Profit previously made to the Capital Accounts of the holders of Senior Common Units under Section 6.2(b)(iii) and increased by (ii) all allocations of Net Loss previously made to the Capital Accounts of the holders of Senior Common Units under Section 6.2(c)(ii).

         "Unallocated Senior Preferred Yield" means the aggregate Yield on the Senior Preferred Units from the date of issuance to the date of determination, reduced by all allocations of Gross Income previously made to the Capital Accounts of the holders of Senior Preferred Units under Section 6.2(a).

         "Unit" means a unit of economic interest embodied in a Membership Interest, including without limitation, an interest in certain allocations of Gross Income, Net Profits, Net Losses, and items of income, gain, loss, deduction, and credit of the Company, and in certain distributions under this Agreement. Except to the extent otherwise provided herein, each class of Unit represents the same fractional interest in such Gross Income, Net Profit, Net Loss and distributions as each other Unit in such class. Units may be issued in different classes and in whole and fractional numbers. The number of each class of Units initially assigned to each Unitholder is listed on Schedule A attached hereto, subject to adjustment pursuant to this Agreement.

         "Unitholder" means any Member in its capacity as owner of one or more Units, as reflected on the Company's books and records.

         "Vectura" means Vectura Group, Inc., a Delaware corporation.

         "Vectura Junior Common Units" means the Junior Common Units issued to and held by any Vectura Member as of any date of determination.

         "Vectura Members" means, initially, any Vectura Party, and shall include any direct or indirect stockholder of a Vectura Party which becomes a Unitholder and any Permitted Transferee (other than a Management Unitholder) of a Vectura Party, in any case pursuant to a Transfer made in accordance with the terms and conditions hereof.

         "Vectura Parties" means, collectively, Vectura and NMI.

         "Vectura Units" means the Junior Preferred Units, Senior Common Units and Junior Common Units issued to Vectura and NMI as of the date of this Agreement, regardless of the ultimate holder of such Units.

         "Yield" for any period means,

                  (a) in the case of the Senior Preferred Units, (i) the amount of cash and the Fair Market Value (as of the date of distribution) of any property distributed with respect to the Senior Preferred Units under Sections 5.2(a)(i), 5.3(b)(i)(B), 5.4 and 9.2 during such period, (ii) increased by any net increase in the Senior Preferred Redemption Value during such period, and
(iii) reduced (but not below zero) by any net decrease in the Senior Preferred Redemption Value during such period;

                  (b) in the case of the Junior Preferred Units (i) the amount of cash and the Fair Market Value (as of the date of distribution) of any property distributed with respect to the Junior Preferred Units under Sections 5.2(a)(ii), 5.5 and 9.2 during such period; (ii) increased by any net increase in the Junior Preferred Redemption Value during such period, and (iii) reduced (but not below zero) by any net decrease in the Junior Preferred Redemption Value during such period; and

                  (c) in the case of the Senior Common Units, (i) the amount of cash and the Fair Market Value (as of the date of distribution) of any property distributed with respect to the Senior Common Units under Sections 5.2(a)(iii) and 9.2 during such period, (ii) increased by any net increase in the Senior Common Redemption Value (determined without regard to clause (x) in the definition thereof) during such period, and (iii) reduced (but not below zero) by any net decrease in the Senior Common Redemption Value (determined without regard to clause (x) in the definition thereof) during such period.

         1.2      Terms Generally. Throughout this Agreement:

                  The definitions in Article I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." Each reference to a Person shall include the successors thereto by merger, reorganization, or other similar transaction.

                                   ARTICLE II
                        ORGANIZATION; PURPOSE AND POWERS

2.1 Formation. The Company was formed as a Delaware limited liability company under the Act by the filing of the Certificate and the execution of the Prior Agreement. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. All rights and obligations of the initial member under the Prior Agreement are hereby terminated and restated in their entirety in accordance with, and upon the effectiveness of, this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provisions, this Agreement shall, to the extent permitted by the Act, control.

         2.2 Certificate. The Certificate has been prepared, executed and filed in the Office of the Secretary of State for the State of Delaware.

         2.3 Name. The name of the Company shall be "American Commercial Lines Holdings LLC," and the Company may conduct business under that name or any other name hereafter approved by the Board.

         2.4 Term. The term of the Company commenced as of the date of the filing of the Certificate. The Members shall continue the existence of the Company until dissolution and termination of the Company in accordance with the provisions of Article IX hereof.

         2.5 Office and Agent. The principal office of the Company shall be located at 1701 East Market Street, Jeffersonville, IN 47130 or such other location as the Board may determine. The registered agent and office in the State of Delaware shall be Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805 or as hereafter determined by the Board in accordance with the Act.

         2.6 Qualification in Other Jurisdictions. The Officers shall cause the Company to be qualified or registered under foreign entity or assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company owns property or transacts business to the extent such qualification or registration is necessary or advisable in order to protect the limited liability of the Members or to permit the Company lawfully to own property or transact business. In connection with the foregoing, any Officer, as an authorized person within the meaning of the Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

         2.7      Purpose and Powers.

                  (a) The nature or purpose of the business to be conducted or promoted by the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

                  (b) Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to, or for the furtherance of, the purposes set forth in Section 2.7(a).

                  (c) Subject to the provisions of this Agreement, (i) the Company may enter into and perform any and all documents, agreements and instruments contemplated thereby, all without any further act, vote or approval of any Member, (ii) the Board may authorize any Person (including, without limitation, any other Member or Officer) to enter into and perform any document on behalf of the Company and (iii) the Company may merge with, or consolidate into, another Delaware limited liability company or other business entity (as defined in the Act).


                                   ARTICLE III
                                     MEMBERS

3.1 Members. The Members of the Company as of the date hereof are those Persons whose names appear on the signature pages of this Agreement. Each such Person shall be deemed to have been admitted as a Member of the Company upon the date that this Agreement becomes effective without the need for any further action or consent by any Person, whereupon each such Person shall be issued its Membership Interest (including, without limitation, the respective Units that correspond to and are part of such Membership Interest as indicated on Exhibit A attached hereto).

         3.2      Admission of New Members.

                  (a) Additional Interests. Subject to the provisions of Articles VII and VIII and the other provisions of this Agreement, the Board shall have the right to cause the Company to issue or sell to any Person (including Members and Affiliates of Members) any of the following (which for purposes of this Agreement shall be referred to as "Additional Interests"): (i) additional Membership Interests, Units or other economic interests in the Company (including new classes or series thereof having different rights); (ii) obligations, evidences of Indebtedness or other securities or economic interests convertible into or exchangeable for Membership Interests, Units or other interests in the Company; and (iii) warrants, options, or other rights to purchase or otherwise acquire Membership Interests, Units, or other economic interests in the Company. Subject to the provisions of this Agreement, the Board shall determine the terms and conditions governing the issuance of such Additional Interests, including (x) the number and designation of such Additional Interests, (y) the preference (with respect to distributions, in liquidation or otherwise) over any other Membership Interests, and (z) any required contributions, and the form thereof, in connection therewith.

                  (b) Additional Members and Interests. In order for a Person to be admitted as a Member of the Company with respect to an Additional Interest or otherwise, such Person shall have delivered to the Company a written undertaking in the form of Exhibit B attached hereto to be bound by the terms and conditions of this Agreement and shall have delivered such documents and instruments as the Board determines to be necessary or appropriate in connection with the issuance of such Additional Interest to such Person or to effect such Person's admission as a Member; thereafter, the Secretary of the Company shall amend Schedule A without the further vote, act or consent of any other Person to reflect such new Person as a Member and shall provide a copy of such amended Schedule A to each Member. Upon the amendment of Schedule A, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued his or its Membership Interest, including any Units that correspond to and are part of such Membership Interest. If an Additional Interest is issued to an existing Member in accordance with the terms hereof, the Secretary of the Company shall amend Schedule A without the further vote, act or consent of any other Person to reflect the issuance of such Additional Interest, shall provide a copy of such amended Schedule A to each Member, and, upon the amendment of such Schedule A, such Member shall be issued its Additional Interest.

         3.3 Withdrawals or Resignations. Except as otherwise provided by this Agreement, no Member may withdraw, retire, or resign from the Company.

         3.4 Voting Rights. Except as specifically provided herein or otherwise required by applicable law, the holders of the Class A Common Units shall be entitled to one vote per Class A Common Unit held by such holders on all matters to be voted on by the Members. Except as specifically provided herein or otherwise required by applicable law, the holders of all Units (other than the holders of the Class A Common Units) shall have no right to vote on any matters to be voted on by the Members of the Company; provided, that the holders of Class B Common Units shall have the right to vote together with the holders of Class A Common Units on any merger or consolidation of the Company with or into another entity or entities, or any recapitalization or reorganization on which the holders of the Class A Common Units would otherwise have the right to vote.

         3.5      Conversion of Class B Common Units.

                  (a) Limited Right to Convert. The holders of Class B Common Units (the "Class B Members") representing a majority of the outstanding Class B Common Units held by all Class B Members shall be entitled at any time to convert any or all of the outstanding Class B Common Units into an equal number of Class A Common Units. Any such conversion of Class B Common Units into Class A Common Units will be effected among all Class B Holders on a pro rata basis according to the number of Class B Common Units held by each such holder at the time of any such conversion (provided that if Vectura or NMI holds directly the Vectura Junior Common Units at the time of such conversion, such conversion may only be made if such conversion does not cause the stockholders of Vectura a Regulatory Problem, assuming that (i) such stockholders of Vectura hold, beneficially and of record, such Vectura Junior Common Units directly and
(ii) all such stockholders are subject to the same rules and regulations applicable to 399 Venture).

                  (b) Notice. Each conversion of Class B Common Units shall be effected by written notice by the Class B Members representing a majority of the outstanding Class B Units held by all Class B Members to the Company at its principal office stating that such Class B Members desire to convert the Class B Common Units into Class A Common Units. Each conversion of Class B Common Units shall be deemed to have been effected as of the close of business on the date on which such notice has been received by the Company, and at such time such Class B Common Units shall be deemed to have been canceled and converted into Class A Common Units, and at such time the Class A Common Units, issuable upon such conversion shall be deemed to be issued. At such time, the Company shall promptly provide written notice to all Common Members of such conversion.

                  (c) Taxes. The conversion of Class B Common Units into Class A Common Units will be made without charge to the Class B Holders of any stamp tax in respect thereof, which stamp tax shall be borne by the Company.

                  (d) No Charges or Violations. All Class A Common Units issuable upon any conversion of Class B Common Units shall, when issued, be duly and validly issued, fully paid and non-assessable. The Company shall take all such actions as may be necessary to assure that all such Class A Common Units may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Class A Common Units may be listed (except for official notice of issuance which shall be immediately transmitted by the Company upon issuance);

                  (e) Company Books. The Company shall not close its books against the Transfer of Class B Common Units or Class A Common Units in any manner that would interfere with the timely conversion of Class B Common Units. The Company shall assist and cooperate in good faith with any Class B Holders required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Class B Common Units hereunder (including, without limitation, making any filings required to be made by the Company).

                  (f) Subdivision. If the Company in any manner subdivides or combines the outstanding units of one class of Junior Common Units, the outstanding units of the other class of Junior Common Units shall be proportionately subdivided or combined in a similar manner.

         3.6      Conversion of Senior Preferred Units.

                  (a) Conversion Events. Contemporaneously with or following any Initial Public Offering or any other conversion of the Company into a C Corporation, the Company may, at the option of the Board, cause all (but not less than all) outstanding Senior Preferred Units (or Reclassified Securities with respect thereto) to be converted into current-pay subordinated promissory notes (the "Exchange Notes") with an initial aggregate principal amount equal to the Senior Preferred Redemption Value outstanding at the time of such conversion, which shall accrue interest at a rate of 11.02%, compounded annually, and have terms that are customary for subordinated notes and otherwise equivalent (including as to covenants and priority of distribution over the Junior Securities and other equity securities of the

Company) to the Senior Preferred Units and otherwise in form reasonably satisfactory to the holders of such Senior Preferred Units (or Reclassified Securities).

                  (b) Notice. Each conversion of Senior Preferred Units shall be effected by written notice by the Company to the holders of the Senior Preferred Units stating that the Company desires to convert the Senior Preferred Units to Exchange Notes. Each conversion of Senior Preferred Units shall be deemed to have been effected as of the close of business on the date on which such notice has been received by the holders of the Senior Preferred Units, and at such time such Senior Preferred Units shall be deemed to have been canceled and converted into Exchange Notes, and at such time the Exchange Notes issuable upon such conversion shall be deemed to be issued.

                  (c) Taxes. The conversion of Senior Preferred Units into Exchange Notes will be made without charge to the Senior Preferred Units of any stamp tax in respect thereof, which stamp tax shall be borne by the Company.

                  (d) No Charges or Violations. All Exchange Notes issuable upon any conversion of Senior Preferred Units shall, when issued, be duly and validly issued, fully paid and non-assessable. The Company shall take all such actions as may be necessary to assure that all such Exchange Notes may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Exchange Notes may be listed (except for official notice of issuance which shall be immediately transmitted by the Company upon issuance).

         3.7 Representations and Warranties of Members. In connection with the acquisition by the Members of Units pursuant to the terms and conditions of this Agreement, each Member represents and warrants to the Company that:

                  (a) The Units will be acquired for the Member's own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Units will not be disposed of in contravention of the Securities Act or any applicable state securities laws;

                  (b) No commission, fee or other remuneration is to be paid or given directly or indirectly, to any Person for soliciting the Member to acquire the Units;

                  (c) The Member is sophisticated in financial matters and is able to evaluate the risks and benefits of making the capital contribution contemplated hereunder with respect to the Units and has determined that such investment is suitable for the Member, based upon the Member's financial situation and needs, as well as the Member's other securities holdings;

                  (d) The Member is not subject to any state's administrative enforcement order or judgment which prohibits, denies or revokes the use of any exemption from registration in connection with the offer, purchase or sale of securities;

                  (e) The Member is able to bear the economic risk of its investment in the Units for an indefinite period of time and the Member understands that the Units have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or unless an exemption therefrom is available;

                  (f) The Member has had an opportunity to ask questions and receive answers concerning the terms and conditions of its investment in the Units and has had full access to such other information concerning the Company as the Member has requested; and

                  (g) This Agreement constitutes the legal, valid and binding obligation of the Member, enforceable in accordance with its terms (subject to principles of equity, the effect of bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar laws), and the execution, delivery and performance of this Agreement by the Member does not and will not, in any material respect, conflict with, violate or cause a breach of any Applicable Law, material agreement, contract or instrument to which the Member is a party or any judgment, order or decree to which the Member is subject.

         3.8 Successors and Substitute Members. Upon the Bankruptcy, termination, liquidation or dissolution of a Member which is a partnership, trust, corporation, limited liability company or other entity or the Bankruptcy, death or Incapacity of a Member who is an individual, the estate or successor in interest of such Member shall thereupon succeed to the rights of such Member as a Unitholder only to receive allocations and distributions hereunder and may become a substitute Member only upon the terms and conditions set forth in
Section 3.2(b) hereof.


                                   ARTICLE IV
                              CAPITAL CONTRIBUTIONS

4.1 Initial Capital Contributions. Upon consummation of the transactions contemplated by the Recapitalization Agreement, (i) the CSX Member shall be deemed to have made to the Company (and the Company shall be deemed to have received) a Capital Contribution in the amount of $851,352,000, (ii) Vectura shall be deemed to have made to the Company (and the Company shall be deemed to have received) a Capital Contribution in the amount of $60,000,000, (iii) NMI shall be deemed to have made to the Company (and the Company shall be deemed to have received) a Capital Contribution in the amount of $3,895,000, (iv) the Management Unitholders shall make a cash Capital Contribution in the amount of $17,000 in the aggregate, and (v) the Investor Unitholders shall make a cash Capital Contribution in the amount of $30,000 in the aggregate. Immediately following such Capital Contributions, the CSX Member shall receive a cash distribution from the Company in the amount of $696,352,000, of which $200,000,000 shall represent proceeds of the Senior Unsecured Notes, $435,000,000 shall represent proceeds of the borrowings incurred as of the date hereof pursuant to the Credit Agreement and $61,352,000 shall reimburse the CSX Member for a portion of its capital expenditures incurred during the two-year period immediately prior to the date hereof with respect to property contributed (or deemed to be contributed) to the Company as of the date hereof. In exchange for their respective Capital Contributions, the CSX Member (in addition to receiving the cash distribution described in the preceding sentence), Vectura, NMI, the Management Unitholders, and the Investor Unitholders shall receive and shall be deemed to own the number of Senior Preferred Units, Junior Preferred Units, Senior Common Units and Junior Common Units set forth opposite such Member's name on Schedule A. The Company may in its discretion issue certificates to the Members representing the Membership Interest held by each Member. The initial Capital Account of each Member described above shall equal the amount of such Member's initial aggregate Capital Contributions (reduced, in the case of the CSX Member by the cash distribution described above), as shown on Schedule A. Except for the Capital Contributions of the Members required to be made pursuant to this Section 4.1, the Members shall not be required to make any additional Capital Contributions. The Capital Contributions described in this Section 4.1 and shown on Schedule A shall be adjusted to the extent required by Sections 2.1(j) and 2.4(c) of the Recapitalization Agreement.


                                    ARTICLE V
                                  DISTRIBUTIONS

5.1 In General. Subject to Section 9.2, any distributions of cash or other assets by the Company to Unitholders shall be made in accordance with this
Article V. Except to the extent otherwise provided herein, any distributions required to be made pro rata to a class of Unitholders shall be made based on their proportionate ownership of the outstanding Units within the class. Notwithstanding any other provision hereof, the Company shall cause its Subsidiaries to distribute to the Company, to the full extent possible within the limits imposed by Applicable Law, the Credit Agreement and Senior Unsecured Debt Documents, the cash or cash equivalents necessary for the Company to make the distributions required hereunder.

         5.2      Discretionary Distributions.

                  (a)      Subject to Sections 5.2(b), 5.3, 5.4, 5.5 and 9.2,
available cash shall be distributed, at such times and in such amounts as the Board determines in its discretion, in the following order and priority;

                           (i) first, pro rata to the Senior Preferred Unitholders to the extent of the Senior Preferred Redemption Value;

                           (ii) second, pro rata to the Junior Preferred Unitholders to the extent of the Junior Preferred Redemption Value;

                           (iii) third, pro rata to the Senior Common Unitholders to the extent of the Senior Common Redemption Value; and

                           (iv) fourth, pro rata to the holders of Junior Common Units.

                  (b) Notwithstanding the foregoing, the Company will not, without the consent of CSX, make payments or distributions on, redeem or purchase the Senior Preferred Units under Section 5.2(a)(i) to the extent that, immediately following such distributions, the aggregate

Senior Preferred Redemption Value would be less than $100 million; provided, that (i) such consent will not be required (A) for distributions made on the Senior Preferred Units in connection with, or after, an Initial Public Offering, a Sale of the Company that results in taxation of the holders of Senior Preferred Units for Federal income tax purposes, or any transaction or transactions causing the Company not to be treated as a partnership for federal income tax purposes or (B) after the CSX Members cease to hold any Senior Preferred Units, and (ii) if CSX does not so consent, (A) the Company may distribute under Section 5.2(a) (applied without regard to clause (i) thereof) any amounts as to which a required consent was not given and which, but for this sentence, would otherwise be distributable to the Senior Preferred Unitholders under Section 5.2(a)(i), and (B) upon the request of the holders of a majority of the Vectura Junior Common Units, the Vectura Members and the CSX Members will cooperate in good faith to create a mutually satisfactory (in their respective sole discretions) mechanism comparable to a defeasance of the Senior Preferred Units.

         5.3      Tax Advances.

                  (a) General. At least ten days before each date prescribed by the Code for a calendar year corporation to pay quarterly installments of estimated tax, the Company shall distribute to each Unitholder cash in proportion to and to the extent of such Unitholder's Quarterly Estimated Tax Amount for the applicable calendar quarter. If, at any time after the final Quarterly Estimated Tax Amount has been distributed pursuant to the previous sentence with respect to any Fiscal Year, the aggregate Tax Advances to any Unitholder with respect to such Fiscal Year are less than such Unitholder's Tax Amount for such Fiscal Year (a "Shortfall Amount"), the Company shall distribute cash in proportion to and to the extent of each Unitholder's Shortfall Amount. The Company shall use reasonable efforts to distribute Shortfall Amounts with respect to a Fiscal Year before the 75th day of the next succeeding Fiscal Year. If the aggregate Tax Advances to any Unitholder with respect to a Fiscal Year exceed such Unitholder's Tax Amount for such Fiscal Year, such excess shall be treated as an advance against and shall be deducted from the next succeeding distribution (whether pursuant to this Section 5.3 or otherwise) made to such Unitholder (and, if necessary, from any succeeding distributions thereafter) until such excess has been fully deducted from such distribution(s). Any such excess applied as an advance against one or more succeeding distributions pursuant to the preceding sentence shall be treated for purposes of this Agreement as having been distributed under those provisions of this Agreement under which distributions would have been made but for the preceding sentence. Rights to distributions under this Section 5.3 shall rank senior to any rights to distributions under Sections 5.2, 5.4 (other than Section 5.4(c) which shall rank on a parity with distributions under Section 5.3) and 5.5.

                  (b)      Built-in Gain.

                           (i)      BIG Regime. Subject to clauses (b)(ii) and
(iii) below, if CSX Unitholders recognize Built-in Gain (other than Built-in Gain recognized as a result of a CSX Sale-Leaseback) in any Fiscal Year, the Board shall elect (in its sole discretion) to do one of the following (collectively, the "BIG Regime"):

                                    (A)      reduce by the amount of the
                  resulting BIG Tax the unused Aggregate Amount for subsequent Fiscal Years (or, if applicable, the current Fiscal Year) in inverse chronological order (i.e., by applying the first $3,000,000 of BIG Tax to reduce to zero the Aggregate Amount for the period January 1 through June 30, 2007, the next $6,000,000 of BIG Tax to reduce to zero the Aggregate Amount for Fiscal Year 2006, etc.);

                                    (B)      distribute pro rata to the Senior
                  Preferred Unitholders, on or before June 30, 2006, cash in an amount equal to the lesser of (x) the resulting BIG Tax and
                  (y) the product of (I) the C Corporation Tax Rate and (II) the aggregate Yield on the Senior Preferred Units for the period July 1, 2005 through June 30, 2006; provided that if such BIG Tax exceeds the amount described in the preceding clause (y), the Company will make additional annual distributions to the Senior Preferred Unitholders for the immediately preceding year (or years) in inverse chronological order, in each case limited to an annual amount equal to the product of the C Corporation Tax Rate for the year of payment and the aggregate Yield on the Senior Preferred Units for the applicable 12-month period, until such excess has been applied; provided further, that such election shall not be available to the extent that the BIG Tax exceeds the product of the C Corporation Tax Rate and the aggregate Yield payable (with respect to any period) on the Senior Preferred Units from the date of the election through and including June 30, 2006;

                                    (C)      distribute to each CSX Unitholder,
                  pursuant to Section 5.3(a), this clause (b)(i)(C), and clause
                  (ii)(B) of the definition of "Tax Amount" (without duplication), a Tax Advance equal to 50% of the resulting BIG Tax to such Unitholder (the "CSX 50% BIG Tax Amount"); or

                                    (D)      elect any combination of the
                  foregoing.

                           (ii)     Monetary Default. If (A) Built-in Gain is
recognized during any Fiscal Year when the Company is in monetary default on any Senior Debt either currently or on a pro forma GAAP basis (absent the asset sale generating the Built-in Gain) with respect to a monetary payment due within 120 days following the transaction giving rise to the Built-in Gain, and (B) no distributions (other than Permitted Payments) are made in such Fiscal Year with respect to any Units other than CSX Units, then (x) the BIG Regime shall not apply with respect to such Built-in Gain unless and until the Company is no longer in monetary default, and (y) if and when the Company is no longer in monetary default, the BIG Regime shall then apply and, to the extent at such time an election under neither clause (i)(A) nor (i)(B) above may be made with respect to the BIG Tax on such Built-in Gain, any remaining BIG Tax shall be paid in part or in full pursuant to clause (C) above when and to the extent amounts may be distributed pursuant to the terms of the Senior Debt then in effect, provided further that any such payment shall not be treated as a Tax Advance until the time it is paid.

                           (iii)    Exempt Transactions. Except to the extent
provided in this clause (iii), the preceding clause (i) shall not apply to any Built-in Gain incurred as a result of any

Exempt Transaction. In the case of a transaction described in clause (c) of the definition of Exempt Transaction in which the consideration received in respect of such transaction by the Company is cash, marketable securities, a note or the transaction is the distribution of any asset in kind, the BIG Regime shall apply only with respect to that portion of the BIG Tax triggered by such transaction equal to such BIG Tax multiplied by a fraction, (A) the numerator of which is the sum (without duplication) of (i) the amount of cash received, (ii) the value of the marketable securities received, (iii) in the case of a note (other than a marketable security), the amount of cash payments of principal made from time to time on the note (which payments shall not be taken into account for purposes of this clause (iii) until the time such payments are made), and (iv) in the case of any other asset distributed in kind, the Fair Market Value of the asset at the time of distribution, and (B) the denominator of which is the amount of total consideration received in the underlying disposition. If the Company disposes of any property (other than cash, marketable securities or a note) received in a transaction described in clause (c) of the definition of Exempt Transaction in a transaction in which the Company receives cash, marketable securities or a note, the later transaction shall trigger the BIG Regime as if the cash, marketable securities or note were received in the original transaction.

                           (iv)     In all events, CSX Unreimbursed Taxes shall
not exceed $85 million and the Company shall make additional Tax Advances (in the year that the gain that would otherwise cause the CSX Unreimbursed Taxes to be in excess of $85 million is recognized) to the CSX Unitholders as necessary (but not in duplication of amounts distributed with respect to clause (ii)(D) of the definition of Tax Amount) to satisfy such limitation. Notwithstanding any other provision hereunder, in the event of any CSX Sale-Leaseback, the Company shall make additional Tax Advances (in the year that the Built-in Gain from such CSX Sale-Leaseback is recognized) to the CSX Unitholders (but not in duplication of amounts distributed with respect to clause (ii)(C) of the definition of Tax Amount) equal to the product of the C Corporation Tax Rate and the amount of any taxable Built-in Gain allocated to the CSX Unitholders with respect to such CSX Sale-Leaseback.

                  (c) Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

         "Adjusted Taxable Income" of a Unitholder for a Fiscal Year (or portion thereof) with respect to Units held by such Unitholder means the federal taxable income allocated by the Company to the Unitholder with respect to such Units (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof); provided, that such taxable income shall be computed (i) in the case of any holder of Senior Preferred Units, by excluding allocations of Gross Income under Section 6.2(a) (and corresponding taxable income under Section 6.3) with respect to the Senior Preferred Units, (ii) in the case of any CSX Unitholder, by excluding Built-in Gain, (iii) as if all excess taxable losses and excess taxable credits (determined, in the case of Senior Preferred Units, without regard to any allocations of Gross Income under Section 6.2(a) (or corresponding taxable income under Section 6.3)) allocated with respect to such Units were carried forward (taking into account the character of any such loss carryforward as capital or ordinary), and (iv) taking into account any special basis adjustment with respect to such Unitholder resulting from an election by the

Company under Code Section 754; provided further, that in the case of any Vectura Units that are Transferred to the direct or indirect shareholders of Vectura pursuant to Article VIII for purposes of determining the Adjusted Taxable Income with respect to such Vectura Units for periods following the Transfer, the preceding clause (iii) shall not apply to any excess losses and excess credits allocable with respect to such Units for periods preceding the Transfer ending on or before December 31, 1998.

         "Aggregate Amount" means, for any period specified in the table below (the "current period"), (i) the amount shown in the table opposite the current period, (ii) increased by the amount by which the Aggregate Amount for the immediately preceding period (as adjusted under this clause (ii) and the following clause (iii)) exceeds the aggregate amount described in clause
(ii)(A)(x) of the definition of "Tax Amount" for such immediately preceding period for all CSX Units, and (iii) reduced as provided under Section 5.3(b)(i)(A); provided, that the Aggregate Amount shall in all events be zero for any period beginning on or after July 1, 2007.

                          Applicable Period                       Amount
                          -----------------                       ------
                    July 1 - December 31, 1998                 $2,000,000
                          Fiscal Year 1999                      4,000,000
                          Fiscal Year 2000                      4,000,000
                          Fiscal Year 2001                      4,000,000
                          Fiscal Year 2002                      4,000,000
                          Fiscal Year 2003                      5,000,000
                          Fiscal Year 2004                      6,000,000
                          Fiscal Year 2005                      6,000,000
                          Fiscal Year 2006                      6,000,000
                    January 1 - June 30, 2007                   3,000,000
                                                              -----------
                                TOTAL                         $44,000,000

         "BIG Tax" of a CSX Unitholder means the product of the C Corporation Tax Rate and the Built-in Gain giving rise to such tax.

         "Built-in Gain" for any period means the aggregate amount of taxable gain recognized by all CSX Unitholders to the extent allocated to them pursuant to Code Section 704(c) (as distinguished from "reverse section 704(c) allocations" within the meaning of the Treasury Regulations) during such period (taking into account the effect of any special basis adjustments resulting from an election by the Company under Code Section 754), resulting from (i) any sale, disposition or other transfer of CSX Contributed Assets, (ii) the conversion of the Company to an entity taxed as a C Corporation, or (iii) a refinancing, paydown, or payoff of debt; provided, that for purposes of this definition, the aggregate amount of such taxable gain shall not exceed (x) $851,352,000, (y) reduced by the aggregate tax basis of the CSX Contributed Assets as of the date hereof (estimated by CSX to be approximately $394 million as of December 31, 1997), (z) increased by the amount of liabilities of the CSX Members assumed by the Company as of the date hereof in connection with the contribution of the CSX Contributed Assets (estimated by CSX to be approximately $88 million as of December 31, 1997).

         "C Corporation Tax Rate" means the Tax Rate applicable to a Unitholder that is a C Corporation.

         "CSX Contributed Assets" means the assets contributed (or deemed to be contributed) by CSX to the Company as of the date hereof.

         "CSX 50% BIG Tax Amount" has the meaning specified in Section 5.3(b)(i)(C).

         "CSX Residual Tax Amount" means the excess, if any, of (i) the aggregate CSX Unreimbursed Taxes for all CSX Unitholders over (ii) $85,000,000.

         "CSX Sale-Leaseback" means a sale-leaseback or other structured finance transaction by the Company with respect to any CSX Contributed Assets in which the Company or a Subsidiary of the Company retains use of such assets, but only to the extent that such transaction is treated as a taxable disposition of such assets for purposes of the Code.

         "CSX Sale-Leaseback Tax Amount" for any CSX Unitholder for a Fiscal Year means the product of (i) the C Corporation Tax Rate for such Fiscal Year and (ii) the amount of Built-in Gain recognized by such Unitholder for such Fiscal Year as a result of a CSX Sale-Leaseback.

         "CSX Total Tax Advances" means the aggregate Tax Advances made with respect to all CSX Units over the life of the Company.

         "CSX Total Taxes" means the product of (x) the aggregate Adjusted Taxable Income allocated to all CSX Units over the life of the Company and (y) the C Corporation Tax Rate applicable to the period in respect of which the allocation of Adjusted Taxable Income was made; provided, that for purposes of this definition, "Adjusted Taxable Income" with respect to such Units shall be computed by making the adjustments described in clauses (i), (iii), and (iv) of the definition thereof, but by excluding pursuant to clause (ii) of the definition thereof only Built-in Gain recognized as a result of any Exempt Transaction (rather than all Built-in Gain).

         "CSX Unreimbursed Taxes" means the excess, if any, of CSX Total Taxes over CSX Total Tax Advances.

         "Estimated Tax Amount" of a Unitholder for a Fiscal Year means the Unitholder's Tax Amount for such Fiscal Year as estimated in good faith from time to time by the Board. In making such estimate, the Board shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Company and similar state or local forms filed by the Company for the preceding taxable year and such other adjustments as in the reasonable business judgment of the Board are necessary or appropriate to reflect the estimated operations of the Company for the Fiscal Year.

         "Exempt Transaction" means any of the following transactions:

                  (a) an Initial Public Offering consistent with the terms hereof;

                  (b) subject to Section 7.14(b), taxation of the Company as a C corporation except by reason of (i) a breach by the Vectura Members of the covenant described in Section 7.12(b)(ii) or (ii) treatment of the Company as a "publicly traded partnership" for purposes of Section 7704 of the Code as a result of transfers of interests in the Company by the Vectura Members;

                  (c) a direct or indirect sale, disposition or other transfer (other than a CSX Sale-Leaseback, an initial public offering that is not an Initial Public Offering consistent with the terms hereof, and a transaction giving rise to taxation of the Company as a C corporation by reason of clauses
(b)(i) or (b)(ii) above) of any assets of the Company other than (i) for cash,
(ii) for marketable securities, (iii) for a note (other than a marketable security) to the extent provided in Section 5.3(b)(iii), or (iv) any distribution of any CSX Contributed Asset in kind to any of the Vectura Members; and

                  (d) a refinancing, paydown or payoff of debt (unless proceeds of such refinancing are distributed, loaned or otherwise made available to the Vectura Members (other than as Permitted Payments)) other than (i) a CSX Sale-Leaseback and (ii) a substitution of debt that is recourse (within the meaning of Code Section 752) for debt that is nonrecourse (within the meaning of Code Section 752) to the extent such substitution is within the control of the Vectura Parties or 399 Venture.

         "Permitted Payment" means (i) any Tax Advance, (ii) any payment to redeem Units held by a Management Unitholder upon such Unitholder's ceasing to be employed full-time by the Company or any of its Subsidiaries for any reason,
(iii) any distribution with respect to the Senior Preferred Units, or (iv) any other distribution of a nominal amount.

         "Quarterly Estimated Tax Amount" of a Unitholder for any calendar quarter of a Fiscal Year means the excess, if any of (i) the product of (A) 1/4 in the case of the first calendar quarter of the Fiscal Year, 1/2 in the case of the second calendar quarter of the Fiscal Year, 3/4 in the case of the third calendar quarter of the Fiscal Year, and 1 in the case of the fourth calendar quarter of the Fiscal Year and (B) the Unitholder's Estimated Tax Amount for such Fiscal Year over (ii) all Tax Advances previously made to such Unitholder with respect to such Fiscal Year.

         "Tax Advance" means any distribution pursuant to Section 5.3(a).

         "Tax Amount" of a Unitholder for a Fiscal Year means:

                  (i) with respect to a holder of Units other than CSX Units, the product of (A) the Unitholder's Tax Rate for such Fiscal Year and (B) the Unitholder's Adjusted Taxable Income for such Fiscal Year with respect to such Units; and

                  (ii) with respect to a holder of CSX Units, the sum (without duplication) of the following amounts:

                           (A) the excess, if any, of (x) the product of (I) the
C Corporation Tax Rate for such Fiscal Year and (II) the Unitholder's Adjusted Taxable Income for such Fiscal

Year with respect to such Units, over (y) the Unitholder's pro rata share of the Aggregate Amount for such Fiscal Year (such pro rata share to be determined by dividing the amount of Tax Advances that would be payable to such Unitholder for such Fiscal Year by the aggregate Tax Advances that would be payable to all holders of CSX Units for such Fiscal Year, determining such Tax Advances in each case without regard to this clause (y)); provided, that for purposes of computing the Quarterly Estimated Tax Amounts for a CSX Unitholder for (1) Fiscal Year 2003, the Aggregate Amount of $5,000,000 reflected in the chart in the definition of "Aggregate Amount" for such year shall be allocated $2,000,000 pro rata to the first six months and $3,000,000 pro rata to the last six months and (2) Fiscal Year 2007, the entire Aggregate Amount for the period January 1 through June 30, 2007 shall be allocated pro rata over the first six months of such Fiscal Year rather than applied pro rata over the entire year;

                           (B) the Unitholder's CSX 50% BIG Tax Amount with
respect to any Built-in Gain recognized by the Unitholder in such Fiscal Year to the extent the Board elected to apply Section 5.3(b)(i)(C) with respect to such Built-in Gain;

                           (C) the Unitholder's CSX Sale-Leaseback Tax Amount;
and

                           (D) the Unitholder's pro rata share (based, unless
otherwise agreed by the CSX Members and the Vectura Members, on the ratio of (x) the "CSX Unreimbursed Tax Amount" determined for purposes of this clause (x) by taking into account CSX Total Taxes and CSX Total Tax Advances only to the extent attributable to the CSX Units held by such Unitholder to (y) the aggregate CSX Unreimbursed Tax Amount) of the CSX Residual Tax Amount; provided, that the sum of the pro rata shares of all holders of CSX Units of the CSX Residual Tax Amount equals 100% of the CSX Residual Tax Amount.

To the extent the amount distributed to a holder of CSX Units pursuant to
Section 5.3(a) with respect to a Fiscal Year is less than the amount specified under the preceding clause (ii) with respect to such Units for the Fiscal Year, the amount so distributed shall be treated as first distributed pursuant to clause (A) above (to the extent of the distribution required thereunder) and then pursuant to clauses (B) through (D).

         "Tax Rate" of a Unitholder for any period means (i) for a Unitholder that is a C Corporation, the highest marginal federal income tax rate (expressed as a percentage) applicable for such period to a C Corporation under the Code, plus 2.3 percentage points; (ii) for an individual Unitholder other than a Management Unitholder, the highest marginal blended federal, state, and local income tax rate applicable for such period to an individual residing in New York City; and (iii) for a Management Unitholder, the highest marginal blended federal, state, and local income tax rate applicable for such period to an individual residing in the state and local jurisdiction of residence of such individual, taking into account for federal income tax purposes, in the case of the preceding clauses (ii) and (iii), the deductibility of state and local taxes. If higher, federal Tax Advances will be based on federal alternative minimum taxable income (taking into account solely Company items) and rates (using the highest marginal federal alternative minimum tax rate applicable to a corporation or an individual, as the case may be).

         5.4 Mandatory Distributions on Senior Preferred Units.

                  (a) In General. In compliance with the last sentence of
Section 5.3(a), the Company shall make cash distributions to the Senior Preferred Unitholders to the extent required by paragraphs (b), (c), (d) and (e) below.

                  (b) Distributions out of Excess Cash Flow. Subject to the terms of the Credit Agreement, the Company shall distribute pro rata to the Senior Preferred Unitholders on or before June 30 following the close of each of the Fiscal Years 2003 through 2012, cash in an amount equal to the lesser of (A) Excess Cash Flow for such Fiscal Year and (B) the ECF Limit for such Fiscal Year.

                  (c) Mandatory Partial Yield Distributions. The Company shall distribute pro rata to the Senior Preferred Unitholders:

                  (i) on or before June 30, 2007, cash in an amount equal to the product of (i) the C Corporation Tax Rate and (ii) the aggregate Yield on the Senior Preferred Units for the period July 1, 2006 through June 30, 2007;

                  (ii) on or before the close of each six-month period commencing on a January 1 or July 1 within the period July 1, 2007 through June 30, 2013, cash in an amount equal to the product of (i) the C Corporation Tax Rate and (ii) the aggregate Yield on the Senior Preferred Units for such six-month period; and

                  (iii) any amounts required to be distributed under Section 5.3(b)(i)(B).

                  (d) Mandatory Redemption. On or before June 30, 2013, the Company shall distribute cash to the Senior Preferred Unitholders in an amount equal to the Senior Preferred Redemption Value.

                  (e) Elective Redemption. Upon a Change of Control, each holder of Senior Preferred Units shall have the right to cause the Company to redeem all (but not less than all) of such holder's Senior Preferred Units for cash in the amount of the Senior Preferred Redemption Value of such Units.

         5.5 Redemption of Junior Preferred Units.

                  (a) Mandatory Redemption of Junior Preferred Units. Subject to Sections 5.3 and 5.4, on or before June 30, 2013, the Company shall distribute cash to the Junior Preferred Unitholders in an amount equal to the Junior Preferred Redemption Value; provided that, without Majority Approval of the Senior Preferred Unitholders, no distributions shall be made pursuant to this
Section 5.5 until all Senior Preferred Units have been completely redeemed.

                  (b) Elective Redemption. Subject to Section 5.4, upon a Change of Control, each holder of Junior Preferred Units shall have the right to cause the Company to redeem all

(but not less than all) of such holder's Junior Preferred Units for cash in the amount of the Junior Preferred Redemption Value of such Units.

         5.6 Application of Tax Advances; No Economic Windfall. Tax Advances shall be applied against a Unitholder's Junior Common Units, then against its Senior Common Units, then against its Junior Preferred Units, and then against its Senior Preferred Units (including in connection with a conversion of Senior Preferred Units to Exchange Notes pursuant to Section 3.6, tag-along rights pursuant to Section 8.2(a), an Approved Sale pursuant to Section 8.3, an Initial Public Offering pursuant to Section 8.6 and a Liquidation pursuant to Section 9.2); provided, however, that, notwithstanding any other provision of this Agreement, neither the holders of the CSX Units in the aggregate nor the holders of the Vectura Units in the aggregate shall receive an economic windfall in connection with any repayment of Senior Preferred Units, Junior Preferred Units, Senior Common Units or Junior Common Units (including in connection with a conversion of Senior Preferred Units to Exchange Notes pursuant to Section 3.6, tag-along rights pursuant to Section 8.2(a), an Approved Sale pursuant to
Section 8.3, an Initial Public Offering pursuant to Section 8.6 and a Liquidation pursuant to Section 9.2), and, to the extent necessary to prevent such windfall:

                  (a) amounts otherwise distributable or payable by any Person in connection therewith will be adjusted;

                  (b) conforming allocations of income, gain, deduction and loss will be made;

                  (c) prior thereto, the Company will analyze (such analysis to be without prejudice to any Unitholder's rights under this Section 5.6) whether the holders of the CSX Units in the aggregate or the holders of the Vectura Units in the aggregate would receive an economic windfall in the absence of such an adjustment; and such analysis will take into account all relevant factors; and

                  (d) if the Company determines that any such economic windfall would occur, the Company shall provide its analysis to the then-holders of the CSX Units and the then-holders of the Vectura Units, and the parties shall in good faith seek to resolve any disputes with respect thereto.


                                   ARTICLE VI
                        ALLOCATIONS AND CAPITAL ACCOUNTS

         6.1 Capital Accounts. A "Capital Account" shall be established for each Unitholder on the books of the Company and shall be maintained as provided in the definition of Capital Account.

         6.2 Allocations.

                  (a) Gross Income Allocation. An amount of Gross Income equal to the Unallocated Senior Preferred Yield shall be credited quarterly (and at such other times that such allocation would make a difference in connection with another allocation, distribution or other event under this Agreement) pro rata to the holders of Senior Preferred Units.

                  (b) Net Profit Allocation. Subject to subsections (d) and (e) below, the Company's Net Profit (taking into account the amount of any Gross Income allocated under subsection (a) above as an item of deduction) shall be allocated annually (and at such other times that such allocation would make a difference in connection with another allocation, distribution or other event under this Agreement) to the Unitholders in the following order:

                           (i) first, pro rata to the holders of the Senior Preferred Units until they have been allocated Net Profit equal to the amount of Net Loss previously allocated under subsection (c)(iv) below not previously offset by an allocation of Net Profit under this subsection (b)(i);

                           (ii) second, pro rata to the holders of Junior Preferred Units in an amount equal to the Unallocated Junior Preferred Yield;

                           (iii) third, pro rata to the holders of Senior Common Units in an amount equal to the Unallocated Senior Common Yield; and

                           (iv) fourth, pro rata to the holders of Junior Common Units.

                  (c) Net Loss Allocation. Subject to subsections (d) and (e) below, the Company's Net Loss (taking into account the amount of Gross Income allocated under subsection (a) above as an item of deduction) shall be allocated annually (and at such other times that such allocation would make a difference in connection with another allocation, distribution or other event under this Agreement) to the Unitholders in the following order:

                           (i) first, pro rata to the holders of Junior Common Units until such holders have been allocated an amount of Net Loss equal to the sum of (A) the amount of Net Income previously allocated to the holders of Junior Common Units under clause (b)(iv) above not previously offset by an allocation of Net Loss under this clause (c)(i) and (B) $1,047,000;

                           (ii) second, pro rata to the holders of Senior Common Units until such holders have been allocated an amount of Net Loss equal to the sum of (A) the amount of Net Income previously allocated to the holders of Senior Common Units under clause (b)(iii) above not previously offset by an allocation of Net Loss under this clause (c)(ii) and
                                    (B) $3,389,091 (subject to adjustment
                                    consistent with Sections 2.1(j), 2.4(c) and
                                    10.4 of the Recapitalization Agreement);

                           (iii) third, pro rata to the holders of Junior Preferred Units until such holders have been allocated an amount of Net Loss equal to the sum of (A) the amount of Net Income previously allocated to the holders of Junior Preferred Units under clause (b)(ii) above not previously offset by an allocation of Net Loss under this clause (c)(iii) and (B) $99,505,909 (subject to adjustment consistent with Sections 2.1(j), 2.4(c) and 10.4 of the
                                    Recapitalization Agreement); and

                           (iv) fourth, pro rata to the holders of Senior Preferred Units until such holders have been allocated an amount of Net Loss equal to the sum of (A) the amount of Gross Income or Net Income previously allocated to the holders of Senior Preferred Units under clause (a) or (b)(i), respectively, not previously offset by an allocation of Net Loss under this clause (c)(iv) and (B) $115,000,000
                                    (subject to adjustment consistent with
                                    Section 10.4 of the Recapitalization
                                    Agreement).

                  (d) Miscellaneous and Regulatory Tax Allocations. Notwithstanding anything to the contrary set forth in this Agreement, the following special allocations, if applicable, shall be made in the following order:

                           (i) Company Minimum Gain Chargeback. Except as
otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article VI, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Unitholder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unitholder's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unitholder pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(d)(i) is intended to comply with the minimum gain chargeback requirements set forth in Treasury Regulations
Section 1.704-2(f) and shall be interpreted consistently therewith.

                           (ii) Member Minimum Gain Chargeback. Except as
otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article VI, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Unitholder who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the portion of such Unitholder's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unitholder pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.2(d)(ii) is intended to comply with Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                           (iii) Qualified Income Offset. In the event any
Unitholder unexpectedly receives any adjustments, allocations or distributions described in subparagraphs (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), such Unitholder shall be allocated items of Company income or gain in an amount and manner sufficient to eliminate such Unitholder's Adjusted Capital Account Deficit as quickly as possible to the extent required by the Treasury Regulations; provided, that an allocation pursuant to this
Section 6.2(d)(iii) shall be made only if and to the extent that such Unitholder would have an Adjusted Capital Account Deficit after tentatively making all other allocations provided in this Article VI as if this Section 6.2(d)(iii) were not in this Agreement.

                           (iv) Nonrecourse Deductions. Nonrecourse Deductions
for any Fiscal Year shall be specially allocated among the Unitholders in proportion to the allocations for such Fiscal Year of Net Profit under Section 6.2(b) or Net Loss under Section 6.2(c), as applicable. Any Member Nonrecourse Deduction for any Fiscal Year shall be specially allocated to the Unitholder who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

                           (v) Adjustments Occasioned by Code Section 754
Election. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to an election under Code Section 754 to be taken into account in determining Capital Accounts as the result of a distribution to a Unitholder in complete liquidation of its interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Unitholders in accordance with their interests in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

                           (vi) Treatment of Regulatory Allocations. The
allocations set forth in this Section 6.2(d) (the "Regulatory Allocations") are intended to comply with and shall be interpreted consistently with certain requirements of Treasury Regulations Sections 1.704-1 and 1.704-2. Notwithstanding any other provisions of this Article VI (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other Net Profits and Net Losses and items of income, gain, loss and deduction among Unitholders so that, to the extent possible, the net amount of such allocations of other Net Profits and Net Losses and other items and the Regulatory Allocations to each Unitholder shall be equal to the net amount that would have been allocated to such Unitholder if the Regulatory Allocations had not occurred.

                  (e) Loss Limitation. Net Loss allocated pursuant to Section 6.2(c) shall not exceed the maximum amount of Net Loss that can be allocated without causing any Unitholder to have an Excess Loss. For this purpose, "Excess Loss" means any Net Loss the allocation of which to a Unitholder would cause such Unitholder to have an Adjusted Capital Account Deficit (or increase the amount of such deficit) at the end of any Fiscal Year. If some but not all Unitholders would be allocated an Excess Loss as a consequence of an allocation of Net Loss pursuant to Section 6.2(c), the foregoing limitation shall be applied on a Unitholder by Unitholder basis so as to allocate the maximum permissible Net Loss to each Unitholder under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any Net Loss in excess of the limitation contained in this Section 6.2(e) shall be allocated pro rata to the holders of Junior Common Units. Prior to any allocation of Net Profit under Section 6.2(b), after an Excess Loss has been allocated to one or more Unitholders, an equal amount of Net Income shall be allocated to such Unitholders in proportion to and to the extent of the Excess Losses previously allocated to them.

         6.3 Allocations for Tax Purposes.

                  (a) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Unitholders so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial Gross Asset Value using the traditional method described in Treasury Regulations Section 1.704-3(b) (without curative or remedial allocations).

                  (b) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder.

                  (c) Subject to the preceding paragraphs (a) and (b), for United States Federal, state and local income tax purposes, the income, gains, losses and deductions of the Company shall, for each taxable period, be allocated among the Unitholders in the same manner and in the same proportion that such items have been allocated among the Unitholders' respective Capital Accounts.

         6.4 Distribution in Kind. If any property is distributed in kind to the Unitholders, it shall first be written up or down to its Fair Market Value as of the date of such distribution), thus creating book gain or loss for the Company, and the Fair Market Value of the property received by each Unitholder as so determined shall be debited against such Unitholder's Capital Account at the time of distribution.

         6.5 Debt Allocations. Solely for purposes of determining a Unitholder's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Unitholders' interests in Company profits are: (a) with respect to a $200,000,000 tranche of the Senior Unsecured Notes and the borrowings incurred pursuant to the Credit Agreement as in effect on the date hereof, in proportion to the

Gross Income allocations with respect to the Senior Preferred Units and (b) with respect to a $100,000,000 tranche of the Senior Unsecured Notes, in proportion to the Net Income allocations with respect to the Senior Common Units.


                                   ARTICLE VII
                                   MANAGEMENT

         7.1 The Board; Delegation of Authority and Duties.

                  (a) Members and Board. The Members, acting through the Board, shall manage and control the business and affairs of the Company, and shall possess all rights and powers as provided in the Act and otherwise by law. Except as otherwise expressly provided for herein, the Members hereby consent to the exercise by the Board of all such powers and rights conferred on them by the Act or otherwise by law with respect to the management and control of the Company. No Member and no Representative, in its capacity as such, shall have any power to act for, sign for, or do any act that would bind the Company. The Members, acting through the Board, shall devote such time and effort to the affairs of the Company as they may deem appropriate for the oversight of the management and affairs of the Company. Each Member acknowledges and agrees that no Member shall, in its capacity as a Member, be bound to devote all of such Member's business time to the affairs of the Company, and that each Member and such Member's Affiliates do and will continue to engage for such Member's own account and for the account of others in other business ventures. To the fullest extent permitted by Applicable Law, each Representative shall have such rights and duties as are applicable to directors of a Corporation.

                  (b) Delegation by Board. The Board shall have the power and authority to delegate to one or more other Persons the Board's rights and powers to manage and control the business and affairs of the Company, including delegating such rights and powers of the Board to agents and employees of the Company (including Officers). The Board may authorize any Person (including, without limitation, any Member, Officer or Representative) to enter into any document on behalf of the Company and perform the obligations of the Company thereunder. Notwithstanding the foregoing, the Board shall not have the power and authority to delegate any rights or powers customarily requiring the approval of the directors of a Corporation and no Officer or other Person shall be authorized or empowered to act on behalf of the Company in any way beyond the customary rights and powers of an officer of a Corporation.

                  (c) Committees. The Board may, from time to time, designate one or more committees, and hereby establishes a compensation committee (the "Compensation Committee"). Each committee established by the Board shall consist of one CSX Representative, two Vectura Party Representatives, and the Company Representative (each as defined in Section 7.2). Any such committee shall have such powers and authority to make recommendations as provided in the enabling resolution of the Company with respect thereto; provided, that (i) all decisions of any such committee shall be merely recommendations to the Board with respect to the taking of actions, the taking of which shall require the approval of the Board, and (ii) if the Board rejects any such recommendation, such matter shall be returned to such committee for its consideration (other than with respect to the Compensation Committee's recommendations regarding the compensation of the Company's then duly elected chief executive officer). At every meeting of any such committee, the presence of all members thereof shall constitute a quorum and the affirmative vote of a majority of all members shall be necessary for the adoption of any resolution. The Board may dissolve any committee at any time, unless otherwise provided in this Agreement. The Compensation Committee shall have, among other things, the authority to select any Officer to the extent any such position is vacant, and shall be responsible for making recommendations with respect to the compensation of all Officers, which recommendation shall be presented to the Board for its approval; provided, that the Company Representative shall be recused from all proceedings of the Compensation Committee relating to the compensation of the Company Representative in its capacity as an Officer.

         7.2 Establishment of Board.

                  (a) Number of Representatives. The authorized number of Representatives shall initially be eleven (11). The Board shall initially be composed of the ten (10) Representatives designated in the manner described in this Section 7.2.

                  (b) CSX Representatives. Until the earlier of (i) such time as CSX or any direct or indirect Affiliate of CSX which becomes a Unitholder ceases to hold at least 25% of the Junior Common Units issued to the CSX Members on the date hereof and (ii) a Qualified Public Offering, the CSX Member shall have the right to designate (and to remove and designate successive replacements for) four (4) Representatives (the "CSX Representatives"); provided, that following such earlier to occur of (i) or (ii), such CSX shall have the right to designate (and to remove and designate successive replacements for) one CSX Representative. Each CSX Representative shall have one (1) vote with respect to any matter to be voted on by the Board; provided, that (i) no CSX Representatives may vote on but may be present at the meetings of the Board or committees thereof with respect to) any matter presented for vote to the Board or committee thereof involving transactions or contractual obligations set forth in the Recapitalization Agreement between the Company and its Subsidiaries, on the one hand, and CSX Corporation and its Subsidiaries, on the other hand and
(ii) each CSX Representative shall have one-half (1/2) of a vote (rounded up) with respect to any matter presented for vote to the Board or committee thereof relating to any transaction or series of related transactions the principal effect of which would be to trigger Built-in Gain in excess of $5,000,000 (including Exempt Transactions, transactions including dispositions of assets, and CSX Sale-Leasebacks). The initial CSX Representatives designated pursuant to this Section 7.2(b) shall be Mark G. Aron, Paul R. Goodwin, David H. Baggs and Ellen M. Fitzsimmons. The Members signatory hereto acknowledge that to the fullest extent permitted by Applicable Law, the CSX Representatives shall act in the best interests of the CSX Members.

                  (c) Vectura Party Representatives. The Vectura Members shall have the right to designate (and to remove and designate successive replacements for) two (2) Representatives (the "Vectura Party Representatives"). Each Vectura Party Representative shall have one (1) vote with respect to any matter to be voted on by the Board; provided, that no Vectura Party Representative may vote on (but may be present at the meetings of the Board or committee thereof with respect to) any matter presented for vote to the Board or committee thereof involving transactions or contractual obligations set forth in the Recapitalization Agreement between the Company and its Affiliates, on the one hand, and any Vectura Member and its Affiliates, on the other hand. The initial Vectura Party Representatives designated pursuant to this Section 7.2(c) shall be David F. Thomas and Richard E. Mayberry, Jr. The Members signatory hereto acknowledge that to the fullest extent permitted by Applicable Law, the Vectura Party Representatives shall act in the best interests of the Vectura Members.

                  (d) Company Representative. The then duly elected and acting chief executive officer of the Company shall serve as a Representative (the "Company Representative"). The Company Representative shall have one (1) vote with respect to any matter to be voted on by the Board; provided, that the Company Representative may not vote on any matter presented to the Board or committee thereof, which relates to the capacity, authority, or powers of the Company Representative as an Officer or Member (other than such matters relating to the compensation of the Company Representative as an Officer). The initial Company Representative designated pursuant to this Section 7.2(d) shall be Michael C. Hagan.

                  (e) Vectura Representative. The then duly elected and acting chief executive officer of Vectura as of the date of this Agreement shall be designated as a Representative (the "Vectura Representative"). The Vectura Representative shall have one (1) vote with respect to any matter to be voted on by the Board; provided, that no Vectura Representative may vote on (but may be present at the meetings of the Board or committee thereof with respect to) any matter presented for vote to the Board or committee thereof involving transactions or contractual obligations set forth in the Recapitalization Agreement between the Company and its Affiliates, on the one hand, and any Vectura Member and its Affiliates, on the other hand. The initial Vectura Representative designated pursuant to this Section 7.2(e) shall be David Wagstaff, III. The Vectura Members shall have the right to remove and designate successive replacements for the Vectura Representative. The Members signatory hereto acknowledge that to the fullest extent permitted by Applicable Law, the Vectura Representative shall act in the best interests of the Vectura Members.

                  (f) Independent Representatives. The holders of the majority of the Class A Common Units shall have the right to designate (and to remove and designate successive replacements for) two (2) Representatives, which Representatives shall be independent of CSX, the Vectura Members, and their respective Affiliates (the "Independent Representatives"); provided, that the Vectura Members shall have, at all times, the right to (i) approve one Independent Representative and (ii) consent to the designation of the other Independent Representative, which consent shall not be unreasonably withheld. The Independent Representatives shall each have one (1) vote with respect to any matter to be voted on by the Board. The Independent Representatives, in their capacity as members of the Board, shall not act at the direction of the holders of any class of Units. The initial Independent Representatives designated pursuant to this Section 7.2(f) shall be Steven Anderson and Stuart Agranoff. In the event that, at two consecutive meetings of the Board, the Representatives vote on a matter presented to the Board and the Board reaches a deadlock so that five (5) Representatives vote in favor of such matter and five (5) Representatives vote against such matter, another Independent

Representative (thereby increasing the number of Representatives to eleven (11)) shall be selected by the holders of a majority of the Class A Common Units then outstanding.

         7.3 Term of Office. Once designated pursuant to Section 7.2, a Representative shall continue in office until the removal of such Representative in accordance with the provisions of this Agreement or until the earlier death or resignation of such Representative. Any Representative may resign at any time by giving written notice of such Representative's resignation to the Board. Any such resignation shall take effect at the time the Board receives such notice or at any later effective time specified in such notice. Unless otherwise specified in such notice, the acceptance by the Board of such Representative's resignation shall not be necessary to make such resignation effective. Notwithstanding anything herein or at law to the contrary, any Representative may be removed at any time with or without cause by the party entitled to designate such Representative.

         7.4 Meeting of the Board.

                  (a) Meetings. The Board shall meet at least annually, at such time and at such place as the Board may designate. Special meetings of the Board shall be held at the request of any three (3) Representatives upon at least five
(5) days (if the meeting is to be held in person) or two (2) days (if the meeting is to be held telephonically) oral or written notice to the Representatives or upon such shorter notice as may be approved by the Representatives. Any Representative may waive the requirement of such notice as to itself.

                  (b) Conduct of Meetings. Any meeting of the Board may be held in person or telephonically.

                  (c) Quorum. Subject to the provisions of Sections 7.2 and 7.5, all of the votes of the Representatives which have been designated pursuant to the provisions of this Agreement and who are then in office shall be necessary to constitute a quorum of the Board for purposes of conducting business.

         7.5 Voting. Except as otherwise provided in this Agreement, (including a transaction effectuated pursuant to Section 7.13(a)) the effectiveness of any vote, consent or other action of the Board or the Representatives in respect of any matter shall require either (i) the presence of a quorum and the affirmative vote of greater than 50% of the votes of the Representatives or (ii) the unanimous written consent (in lieu of meeting) of the Representatives who have been designated and who are then in office. Any Representative may vote in person or by proxy (pursuant to a power of attorney) on any matter that is to be voted on by the Board at a meeting thereof.

         7.6 Responsibility and Authority of the Board. It shall be the responsibility of the Board to provide advice to Officers regarding the overall operation and direction of the Company. The function of the Board shall be similar to the oversight typically provided to a Corporation by its board of directors. The Officers shall, at all times, retain final responsibility for the day-to-day management, operation, and control of the Company, subject to the supervision and direction of the Board.

         7.7 Subsidiary Boards. The Company shall be designated as the "manager" or "managing member" of each of its Subsidiaries which is a limited liability company and may act through wholly owned Subsidiaries as the general partner of any Subsidiary which is a limited partnership. Unless otherwise approved by the Board, the Company shall cause each of its Subsidiaries (whether a limited liability company, a corporation, a partnership or otherwise) to establish governing boards (each, a "Sub Board"), which Sub Boards will be entrusted with similar responsibilities and functions as typically provided to a Corporation by its board of directors; provided, that each such Sub Board shall be subject to the rights and powers of the Board and the Members set forth in this Agreement or otherwise set forth in policies established by the Board consistent with the terms hereof. The Board shall establish the membership and composition of each Sub Board in its reasonable discretion and provided further, that the Company shall take action to assure that none of its Subsidiaries, Sub Boards or Officers may take any action which would require the consent of any Member or Representative hereunder without first obtaining such consent.

         7.8 Company Funds. Except as specifically provided in this Agreement or with the approval of the Board, the Company shall not, and shall not permit any Subsidiary to, pay to or use for, the benefit of any Unitholder (except in any Unitholder's capacity as an employee or independent contractor of the Company or any Subsidiary), funds, assets, credit, or other resources of any kind or description of the Company or any Subsidiary. Funds of the Company or any Subsidiary shall (i) be deposited only in the accounts of the Company in the Company's name or in accounts of such Subsidiary in such Subsidiary's name, (ii) not be commingled with funds of any Unitholder, and (iii) be withdrawn only upon such signature or signatures as may be designated in writing from time to time by the Board, or the Sub Board, as the case may be.

         7.9 Devotion of Time. Other than any Representative who may be an Officer, the Representatives shall not be obligated and shall not be expected to devote all of their time or business efforts to the affairs of the Company.

         7.10 Payments to Representatives; Reimbursements. Except for the Vectura Representative (the compensation of whom shall be determined in accordance with Section 7.1(c)) or as otherwise determined by the Board (by the vote or written consent of a majority of the votes of the disinterested Representatives then in office), no Representative shall be entitled to remuneration by the Company for services rendered in its capacity as a Representative (other than for reimbursement of reasonable out-of-pocket expenses of such Representative). All Representatives will be entitled to reimbursement of their reasonable out-of-pocket expenses incurred in connection with their attendance at Board meetings.

         7.11 Officers.

                  (a) Designation and Appointment. The Board may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company's business (subject to the supervision and control of the Board), including employees, agents and other Persons (any of whom may be a Member or Representative) who may be designated as Officers of the Company, with titles including but not limited to "chief executive officer," "president," vice president," "treasurer," "secretary," "general counsel," "director" and "chief financial officer," as and to the extent authorized by the Board. Any number of offices may be held by the same Person. In the Board's discretion, the Board may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular Officers. Each Officer shall hold office until his successor shall be duly designated and shall have qualified as an Officer or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Compensation Committee (and approved by the Board).

                  (b) Resignation and Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance by the Board of a resignation of any Officer shall not be necessary to make such resignation effective, unless otherwise specified in such resignation. Any Officer may be removed as such, either with or without cause, at any time by the Board. Designation of any Person as an Officer by the Board pursuant to the provisions of Section 7.11(a) shall not in and of itself vest in such Person any contractual or employment rights with respect to the Company.

                  (c) Duties of Officers Generally. The Officers, in the performance of their duties as such, shall (i) owe to the Company duties of loyalty and due care of the type owed by the officers of a Corporation to such Corporation and its stockholders under the laws of the State of Delaware, (ii) keep the Board reasonably apprised of material developments in the business of the Company, and (iii) present to the Board, at least annually, a review of the Company's performance, an operating budget for the Company, and a capital budget for the Company.

                  (d) Chief Executive Officer. Subject to the powers of the Board, the chief executive officer of the Company shall be in general and active charge of the entire business and affairs of the Company, and shall be its chief policy making Officer. The initial chief executive officer of the Company shall be Michael C. Hagan.

                  (e) President. The president of the Company shall, subject to the powers of the Board and the chief executive officer of the Company, have general and active management of the business of the Company, and shall see that all orders and resolutions of the Board are effectuated. The president of the Company shall have such other powers and perform such other duties as may be prescribed by the chief executive officer of the Company or by the Board.

                  (f) Chief Financial Officer. The chief financial officer of the Company shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of the Company's assets, liabilities, receipts, disbursements, gains, losses, capital and Units. The chief financial officer of the Company shall have custody of the funds and securities of the Company, keep full and accurate accounts of receipts and disbursements in books belonging to the

Company, and deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The chief financial officer of the Company shall have such other powers and perform such other duties as may from time to time be prescribed by the chief executive officer of the Company or the Board.

                  (g) General Counsel. The general counsel of the Company shall have general charge of the legal affairs of the Company, and shall cause to be kept adequate records of all suits or actions, of every nature, to which the Company may be a party, or in which it has an interest, with sufficient data to show the nature of the case and the proceedings therein. The general counsel of the Company shall prepare, or cause to be prepared, legal opinions on any subject necessary for the affairs of the Company, and shall have such other powers and perform such other duties as may from time to time be prescribed by the chief executive officer of the Company or the Board.

                  (h) Vice President(s). The vice president(s) of the Company shall perform such duties and have such other powers as the chief executive officer of the Company or the Board may from time to time prescribe. A vice president may be designated as an Executive Vice President, a Senior Vice President, an Assistant Vice President, or a vice president with a functional title.

                  (i) Secretary.

                           (i) The secretary of the Company shall attend all
meetings of the Board, record all the proceedings of the meetings and perform similar duties for the committees of the Board when required.

                           (ii) The secretary of the Company shall keep all
documents as may be required under the Act. The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the chief executive officer of the Company or the Board. The secretary of the Company shall have the general duties, powers and responsibilities of a secretary of a corporation.

                           (iii) If the Board chooses to appoint an assistant
secretary or assistant secretaries, the assistant secretaries, in the order of seniority, shall in the Company secretary's absence, disability or inability to act, perform the duties and exercise the powers of the secretary of the Company, and shall perform such other duties as the chief executive officer of the Company or the Board may from time to time prescribe.

                  (j) Treasurer. The treasurer of the Company shall receive, keep, and disburse all moneys belonging to or coming to the Company. The treasurer of the Company shall prepare, or cause to be prepared, detailed reports and records of all expenses, losses, gains, assets, and liabilities of the Company as directed by the chief financial officer of the Company and shall perform such other duties in connection with the administration of the financial affairs of the Company as may from time to time be prescribed by the chief financial officer or the chief executive officer of the Company or by the Board.

         7.12 Negative Covenants.

                  (a) Vectura Members. Notwithstanding anything to the contrary herein, the Company and its Subsidiaries shall not take, authorize, facilitate or permit any of the following actions without the prior approval of the holders of a majority of the Units then held by the Vectura Parties and their Permitted Transferees pursuant to Section 8.2(c)(i)(C).

                           (i) the determination of the equity investments in
the Company by the senior management of the Company and its Subsidiaries;

                           (ii) the making of any capital expenditures
exceeding, on an annual basis, 120% of either (x) the amount of projected capital expenditures for each Fiscal Year set forth in the projections delivered pursuant to Section 4.02(t)(i) of the Credit Agreement on the Closing Date or
(y) Excess Cash Flow;

                           (iii) any transaction by the Company or any of its
Subsidiaries (including acquisitions of third parties, divestitures of Subsidiaries or divisions, and incurrence of, or modifications to the terms of, any Indebtedness) that would constitute a breach of the Credit Agreement and the Senior Unsecured Debt Documents;

                           (iv) the Sale of the Company or an Initial Public
Offering;

                           (v) the selection of the Accountants;

                           (vi) (A) the liquidation, dissolution, commencement
of proceedings (in bankruptcy or otherwise) for a voluntary winding up, reorganization, adjustment, relief, or recapitalization of the Company or any of its Subsidiaries (including, without limitation, any reorganization into a partnership, or a corporate entity), (B) the consent to the entry of an order for relief in an involuntary case under bankruptcy law or other similar proceeding under Applicable Law, or (C) the application for or consent to the appointment of a receiver, Liquidator, assignee, custodian or trustee (or similar official) of the Company or any of its Subsidiaries; and

                           (vii) the approval of or entering into, directly or
indirectly, any (A) transaction or group of related transactions, (B) amendment, supplement, waiver or modification of any agreement, or (C) commitment or arrangement with any Person in which any of the Members or their Affiliates, any officer or member of the Board of the Company or any Subsidiary, or any member of the Family Group of any such Persons owns any significant beneficial interest; provided, that the Vectura Members shall control the enforcement of the Company's rights under the Recapitalization Agreement vis-a-vis the CSX Members.

                  (b) CSX Members. Notwithstanding anything to the contrary herein (but subject to Section 7.13), the Company and its Subsidiaries shall not take, authorize, facilitate or permit any of the following actions without the prior approval of the holders of a majority of the Units then held by the CSX Members.

                           (i) the merger or consolidation of the Company or any
transaction by the Company or its Subsidiaries involving the acquisition of assets (other than the acquisition of new capital assets as part of the Company's regular capital budgeting process) or equity securities (including, without limitation, warrants, options, and other rights to acquire equity securities) of any Person, in each case involving consideration of $250,000,000 or more (which, in each case, does not constitute a Sale of the Company to which Section 8.3 applies);

                           (ii) any transaction that would directly or
indirectly cause the Company or ACL (or any material domestic Subsidiaries for so long as Holdings is a partnership for Federal income tax purposes) to become a C Corporation; provided, that such restriction shall not apply to (A) an Initial Public Offering consistent with the terms hereof, (B) any Transfer pursuant to which CSX is entitled to the rights set forth under Sections 8.2(a) or pursuant to a transaction consummated under Section 8.3, and (C) any transaction pursuant to which the Company or ACL would become a C Corporation
(x) solely as a result of actions, omissions, or elections of the CSX Members or
(y) as a result of any changes in Applicable Law that adversely and significantly affect the tax or limited liability benefits of the Company's status and/or operations;

                           (iii) any modification, supplement, amendment, or
waiver of this Agreement or the organizational documents of the Company or any Subsidiary of the Company that would, in any respect, adversely affect, or be prejudicial to, the CSX Members;

                           (iv) any modification, supplement, amendment, or
waiver of (A) clauses (iv) and (vi) of Section 6.06(a) of the Credit Agreement as in effect on the date hereof or the correlative provisions of any successor or replacement financing or refinancing or the definitions of "Excess Cash Flow" and "Change of Control" (and all related definitions to the extent they affect the treatment of the Senior Preferred Units) set forth in the Credit Agreement as in effect on the date hereof or the correlative provisions of any successor or replacement financing or refinancing or (B) the definitions of "Restricted Payments" and "Change of Control" (and all related definitions to the extent they affect the treatment of the Senior Preferred Units including the ability to make distributions thereon) set forth in the Senior Unsecured Debt Documents as in effect on the date hereof or the correlative provisions of any successor or replacement financing or refinancing; and

                           (v) the approval of or entering into, directly or
indirectly, any (A) transaction or group of related transactions, (B) amendment, supplement, waiver or modification of any agreement, or (C) commitment or arrangement, in each case with any Person in which any of the Members or their Affiliates or Permitted Transferees, any Officer or Representative of the Company or any member of any Sub Board, or any member of the Family Group of any such Persons owns a beneficial interest, other than such transactions, agreements, commitments, or arrangements expressly contemplated by the Recapitalization Agreement, the Registration Rights Agreement or this Agreement (provided that the CSX Members shall control the enforcement of the Company's rights under the Recapitalization Agreement vis-a-vis the Vectura Parties).

Notwithstanding anything to the contrary contained herein, the rights accorded to the CSX Members pursuant to clauses (i), (ii), and (iii) of this Section 7.12(b) shall immediately terminate upon the latest to occur of CSX or any direct or indirect Affiliate of CSX which becomes a Unitholder holding (i) less than 25% of the Junior Common Units issued to CSX on the date hereof, or (ii) less than 5% of the Senior Preferred Units issued to CSX on the date hereof; including as a result of any refusal by CSX or such Affiliate of CSX to consent to an optional redemption by the Company of Senior Preferred Units, which optional redemption would have resulted in CSX or such Affiliate of CSX holding less than 5% of the amount of Senior Preferred Units issued to CSX or such Affiliate of CSX on the date hereof (it being understood and agreed that any Senior Preferred Units subject to an implemented and funded mechanism comparable to a defeasance established pursuant to Section 5.2(b) shall not be deemed to be held for purposes of this clause (ii)). Notwithstanding anything to the contrary contained herein, the rights accorded to CSX or any direct or indirect Affiliate of CSX which becomes a Unitholder pursuant to clause (iv) above of this Section 7.12(b) shall immediately terminate once CSX or such Affiliate of CSX ceases to hold any Senior Preferred Units (or Reclassified Securities with respect thereto) or Exchange Notes.

                  (c) Senior Preferred Units. Notwithstanding anything to the contrary contained herein, so long as any Senior Preferred Units are outstanding (it being understood and agreed that any Senior Preferred Units subject to an implemented and funded mechanism comparable to a defeasance pursuant to Section 5.2(b) shall not be deemed to be held for purposes of this Section 7.12(c)), the Company and its Subsidiaries shall not take, authorize, facilitate or permit any of the following actions without the prior Majority Approval of the Senior Preferred Units:

                           (i) directly or indirectly declaring or making any
distributions with respect to, paying any dividends on, or redeeming or reacquiring or purchasing or making any other payment with respect to, any Junior Security; provided, that such restrictions shall not apply to (i) redemptions by the Company of Units held by Management Unitholders upon the termination of their employment with the Company or its Subsidiaries, or (ii) distributions pursuant to Section 5.3 or permitted under Section 5.2(b);

                           (ii) authorizing, creating, issuing, or entering into
any agreement providing for the sale or issuance (contingent or otherwise) of any Units, Membership Interests or other economic interests senior, or pari passu, in priority in any respect to the Senior Preferred Units; or

                           (iii) the approval of or entering into, directly or
indirectly, any (A) transaction or group of related transactions, (B) amendment, supplement, waiver or modification of any agreement, or (C) commitment or arrangement, in each case with any Person in which any of the Members, Representatives or their Affiliates, any officer or member of the Board of the Company or any Subsidiary, or any member of the Family Group of any such Persons owns a beneficial interest, other than such transactions, agreements, commitments, or arrangements expressly contemplated by the Recapitalization Agreement, the Registration Rights Agreement or this Agreement.

         7.13 Affirmative Covenants.

                  (a) The Company shall take the following actions (and all actions reasonably required to effect the same requested or approved by Majority Approval of the Junior Common Units) upon the Majority Approval of the Vectura Junior Common Units: (i) an Initial Public Offering (provided, that in connection with an Initial Public Offering the Company shall abide by the registration procedures set forth in Section 5 of the Registration Rights Agreement); (ii) a Sale of the Company; or (iii) selection of the Accountants.

                  (b) The Company shall deliver to (i) the CSX Members and (ii) the Vectura Members the financial statements of ACL and other notices and reports described in, and simultaneously with the deliveries made pursuant to, Sections 5.04(a) and (b) of the Credit Agreement, as in effect on the date hereof, or the correlative provisions of any successor or replacement financing or refinancing, and similar financial statements for the Company.

         7.14 Certain Tax Matters.

                  (a) Dispositions of CSX Contributed Assets.

                           (i) The Board shall consult with CSX prior to any
proposed taxable disposition (either in a single disposition or series of related dispositions) of any CSX Contributed Assets for consideration in excess of $3,000,000.

                           (ii) The Company shall elect out of installment sale
treatment (to the extent installment sale treatment would otherwise apply) for federal income tax purposes with respect to sales of CSX Contributed Assets unless CSX otherwise consents in writing.

                  (b) Change in Law. In the event that a change in law could result in taxation of the Company as a C Corporation, the Vectura Members and CSX shall cooperate in good faith to restructure the Company to avoid such treatment.

                  (c) Section 754 Election. The Company shall make an election under Section 754 of the Code in connection with any Transfer of Units permitted under Section 8.2(c) and, if requested by the Transferring party, in connection with any other permitted Transfer of Units.

                  (d) Certain Arrangements. Without the prior approval of the holders of a majority of the Units then held by the CSX Members, the Company and its Subsidiaries shall not enter into any loan or other agreement or arrangement that would restrict the Company's ability to make any distributions or payments that are required to be made under this Agreement in a manner that would be more restrictive than any such agreement or arrangement of the Company and its Subsidiaries existing and in effect as of the date hereof in the Credit Agreement and the Senior Unsecured Debt Documents.

                                  ARTICLE VIII
                               TRANSFERS OF UNITS

         8.1 General.

                  (a) Restrictions on Transfer. No Unitholder shall Transfer any Units other than in accordance with the terms and conditions of this Article VIII and the other provisions of this Agreement. Notwithstanding anything to the contrary contained herein, no Unitholder shall Transfer any Units or any Derivatives (or create any Derivatives) if such Transfer or creation would cause
(i) the Company to be taxed as a C Corporation, (ii) a termination of the Company for purposes of Section 708 of the Code (a "708 Termination"), unless the Transferring Unitholder indemnifies and reimburses the Other Unitholders for any taxes (including interest and penalties) incurred by the Other Unitholders that would not have been incurred but for such 708 Termination, or (iii) the Company to be treated as a publicly-traded partnership for purposes of Section 7704 of the Code, unless, in the case of each of clauses (i), (ii), and (iii), such Transfer or creation (A) is pursuant to an Approved Sale or Initial Public Offering, or (B) receives the approval of the holders of a majority of the Units then held by the CSX Members and Majority Approval of the Vectura Junior Common Units.

                  (b) Void Transfers. Any Transfer or attempted Transfer of any Units or Derivatives in violation of any provision of this Agreement shall be null and void, and the Company shall not record such Transfer on its books or treat any purported Transferee of such Units as the owner thereof for any purpose.

                  (c) Transfer Mechanics. In connection with any proposed Transfer of Units, the holder of the Units proposed to be Transferred shall deliver to the Company at least twenty (20) days (and no more than sixty (60) days) prior to any such Transfer an opinion of counsel reasonably acceptable to the Company to the effect that such proposed Transfer may be effected in compliance with the Securities Act; provided, that any such proposed Transfer permitted under Section 8.2(c) shall not require an opinion of counsel, but must otherwise by consummated in compliance with the Securities Act. In addition, if the holder of the Units proposed to be Transferred delivers to the Company an opinion of counsel reasonably acceptable to the Company to the effect that no subsequent Transfer of such Units shall require registration under the Securities Act, the Company shall promptly upon consummation of such Transfer deliver to such holder new certificates for such Units that do not bear the legend set forth in Section 8.4. If the Company is not required to deliver new certificates for such Units (if certificates were previously issued for such Units) not bearing such legend, the holder thereof shall not consummate a Transfer of the same until the prospective Transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained herein, as provided in Section 8.1(g).

                  (d) Information Requests. Upon the request of a Unitholder, the Company shall promptly supply to such Person or its prospective Transferees all information regarding the Company required to be delivered in connection with a Transfer pursuant to Rule 144A under the Securities Act (or any similar rule or rules then in effect).

                  (e) Special Deliveries. At least fourteen (14) days (and no more than sixty (60) days) prior to the intended date of any proposed Transfer, the proposed Transferor shall deliver a Transfer Notice to the Company, and the Company shall within two business days forward such Transfer Notice to each of the CSX Member and the Vectura Members and such other information as is reasonably required for the CSX Members and the Vectura Members to evaluate the consequences of the proposed Transfer under Code Sections 708 and 7704. The Company shall also, promptly following receipt of notice of the consummation of such transfer, give written notice to each CSX Member and Vectura Member setting forth the number of Units so Transferred, the purchase price therefor and the identity of such Transferees.

                  (f) Removal of Legend. Upon the request of any Unitholder, the Company shall remove the legend set forth in Section 8.4 below from the certificates for such Unitholder's Units; provided, that such Units are eligible for sale pursuant to Rule 144(k) under the Securities Act (or any similar rule or rules then in effect) and such Unitholder delivers to the Company an opinion of counsel reasonably acceptable to the Company to the effect that such Units are so eligible.

                  (g) Survival of Restrictions. Until the earlier of the Transfer of Units in an Approved Sale or Public Sale, all Transferees of Units under this Article VIII who are not parties to this Agreement shall have agreed in writing to be bound by the provisions of this Agreement by executing a joinder substantially in the form attached hereto as Exhibit A and, other than Permitted Transferees, each such Transferee shall be deemed to be a Unitholder until such Transferee has been admitted as a Member pursuant to the provisions of Section 3.2(b).

         8.2 Tag-Along Rights; First Offer Rights; Permitted Transfers.

                  (a) Tag-Along Rights.

                           (i) Subject to Section 8.2(b) and other than in connection with an Exempt Transfer (provided that it is hereby acknowledged and agreed that the CSX Members shall have the rights set forth in this Section 8.2(a) in connection with a Permitted Transfer by a Vectura Member pursuant to Section 8.2(c)(i)(E) hereof), in the event that (x) any Unitholder (other than an Investor Unitholder or a Management Unitholder) proposes to Transfer Junior Common Units or (y) a Vectura Member proposes to Transfer Junior Preferred Units, or (z) in any control transaction however structured, the Transferring Unitholder shall deliver a Transfer Notice to the Company and the Other Unitholders at least 30 days prior to any such Transfer. The Other Unitholders holding the applicable class of Units to be so Transferred may elect to participate in the contemplated Transfer by delivering written notice to the Transferring Unitholder within 15 days after delivery by the Transferring Unitholder of such Transfer Notice. If any Other Unitholders have elected to participate in such Transfer (such other Unitholders so electing, the "Electing Unitholders"), the Transferring Unitholder and such Electing Unitholders shall be entitled to Transfer in the contemplated Transfer, on the same contract terms, the number of Junior Common Units at the price determined under (ii) below and the number of Junior Preferred Units at the price determined under

         (iii) below; provided, that if the applicable Transfer Notice includes a Transfer of both Junior Common Units and Junior Preferred Units, and any Other Unitholder elects to participate in such Transfer, such Electing Unitholder must sell the number of Junior Preferred Units calculated in accordance with paragraph (i) below. The restrictions on Transfer contained in this Section 8.2(a) shall apply mutatis mutandis to transfers (other than Exempt Transfers) of the equity securities of Vectura or any other direct or indirect holding company of Vectura (but not including 399 Venture or its direct or indirect parents and wholly-owned Subsidiaries of such parents (but not 399 Venture or its Subsidiaries)) holding Units by the holders of such equity securities. This Section 8.2(a) shall survive any Initial Public Offering and terminate upon the consummation of an Approved Sale.

                           (ii) In furtherance of Section 5.6, it is the intent of the parties that, in a transaction in which tag-along rights apply, the aggregate sale proceeds shall be divided proportionately with respect to all Electing Unitholders and the Transferring Unitholder based on each Electing Unitholder's and the Transferring Unitholder's respective shares of the liquidation proceeds that all such Electing Unitholders and the Transferring Unitholder would receive, respectively, in the event of a hypothetical liquidation of the Company at the enterprise value implied by the proposed sales price; and appropriate adjustments will be made to take account of whether Junior Preferred Units or Junior Common Units are subject to such tag-along.

                  (b) First Offer Rights. Other than an Exempt Transfer or a Transfer made pursuant to Section 8.2(a), prior to any Transfer of Units by any Unitholder, the Unitholder proposing to make such Transfer (the "Offering Unitholder"), shall deliver a written notice to the Company and to the Other Unitholders holding Units of the same class proposed to be Transferred by the Offering Unitholder (such Other Unitholders, the "Unitholder Offerees"), such written notice to specify in reasonable detail the number and class of Units to be so Transferred, the proposed purchase price therefor and the other terms and conditions of such proposed Transfer (a "First Offer Notice"). Subject to
Section 7.12(c)(i) hereof, the Company may elect to purchase all (but not less than all) of the Units to be Transferred, upon the terms and conditions as those set forth in the First Offer Notice and other reasonable and customary terms and conditions, by delivering a written notice of such election to the Offering Unitholder within 15 days after the First Offer Notice has been delivered to the Company. If the Company has not elected to purchase all of the Units to be Transferred, the Unitholder Offerees may elect to purchase all (but not less than all) of the Units to be Transferred, on a pro rata basis (based on the Ownership Ratio of each Unitholder Offeree calculated solely with respect to the class of Units contemplated to be Transferred) upon the same terms and conditions as those set forth in the First Offer Notice, by giving written notice of such election to the Offering Unitholder within 15 days after the First Offer Notice has been delivered to the Company; provided, that if any Unitholder Offeree elects not to purchase its pro rata share the Units to be Transferred, the remaining Unitholder Offerees that have so elected may purchase their pro rata share of such unpurchased Units (based on the Ownership Ratio of each remaining Unitholder Offeree calculated solely with respect to the class of Units contemplated to be Transferred). If neither the Company nor the Unitholder Offerees elect to purchase all of the Units specified in the First

Offer Notice, then the Offering Unitholder may Transfer to any Person the Units contemplated to be Transferred at a price and on terms and conditions in the aggregate no more favorable to the Transferee than those specified in the First Offer Notice during the 150-day period immediately following the date on which the First Offer Notice has been delivered to the Company and the Unitholder Offerees. In connection with any such Transfer, the Company shall make any filings with Governmental Authorities necessary to consummate such Transfer. Any Units not Transferred within such 150-day period will be subject to the provisions of this Section 8.2(b) upon subsequent Transfer. This Section 8.2(b) shall terminate upon the consummation of an Initial Public Offering.

                  (c) Permitted Transfers.

         (i) Subject to Section 8.1, the restrictions on Transfer contained in Sections 8.2(a) and (b) shall not apply with respect to any Transfer
         (A) in the case of a Member which is a natural Person, of Units pursuant to applicable laws of descent and distribution or to any member of such Member's Family Group, (B) in the case of a CSX Member,
         (x) of Senior Preferred Units or Derivatives thereof or (y) of any Units among its Affiliates at any time after December 31, 1998, (C)(x) in the case of a Vectura Party, among its Affiliates, (y) in the case of each of Vectura and NMI, its stockholders as of the date hereof, so long as such Transfer occurs prior to the second anniversary of the date of this Agreement, (z) in the case of the majority stockholder of Vectura (on a fully diluted, as if converted basis), (1) its co-investment partnerships, and (2) in connection with a co-investment, its employees, directors, and internal, full-time consultants and any trust or partnership of which its employees, directors, and internal, full-time consultants are the sole beneficiaries in connection with a co-investment (any such trust or partnership, a "Co-Investment Vehicle"), (D) in the case of a Co-Investment Vehicle, of Units in-kind to the partners and beneficiaries of such Co-Investment Vehicle as a distribution in-kind, and (E) in the case of a Vectura Member, to any Person in order to resolve a Regulatory Problem if, (x) such Vectura Member, after taking commercially reasonable actions with the cooperation of the Company, is unable to restructure its ownership of such Units in a manner that avoids a Regulatory Problem and in a manner which is not adverse to such Vectura Member, and (y) giving notice to the Company and the CSX Members, such Vectura Member has determined that such Regulatory Problem may not be avoided.

                           (ii) Transfers to Management Unitholders. Subject to
         Section 8.1, it is hereby acknowledged and agreed that the Company may issue new Units to management, the proceeds of which (notwithstanding the provisions of Article V) shall be immediately distributed to the CSX Members and Vectura Members (in the proportions and using the methodology and other terms and conditions set forth on Schedule C attached hereto). Such management shall thereupon become Management Unitholders for purposes of this Agreement.

                           (iii) Transfers among Investor Unitholders. Subject to Section 8.1, each initial Investor Unitholder as of the date hereof shall Transfer to any subsequent replacement Independent Representative appointed in accordance with Section 7.2(f) up to the full amount of the Units held by such Investor Unitholder, at $10/Unit payable to the Transferring Person.

         8.3 Approved Sale.

                  (a) In the event of any Approved Sale, each Unitholder will
(i) consent to the Approved Sale and (ii) waive any dissenter's rights and other similar rights available to such Unitholder. If the Approved Sale is structured as a sale of Units that include Junior Common Units, each Unitholder will agree to sell all of its Units on the terms and conditions of the Approved Sale; provided that, if the Approved Sale consists of a sale of Units, the portion of the aggregate selling price (net of expenses of the Approved Sale) (the "Selling Price") to be delivered to each Unitholder that is selling Units in the Approved Sale shall be equal to the amount such Unitholder would receive in respect of their Units sold in the Approved Sale if (i) in the case of an Approved Sale of all outstanding Units, (A) all of the Company's assets were sold for an amount (net of all Company liabilities and expenses of the Approved Sale not described in Section 8.3(c)) equal to the Selling Price and (B) such Selling Price were distributed to the Unitholders in liquidation of the Company pursuant to Section 9.2(b)(iii), and (ii) in the case of an Approved Sale of less than all outstanding Units, (A) all of the Company's assets were sold for an amount (net of all Company liabilities and expenses of the Approved Sale not described in
Section 8.3(c)) equal to the Fair Market Value of such assets (determined consistent with the pricing for the Approved Sale and net of all Company liabilities and expenses of the Approved Sale not described in Section 8.3(c)) and (B) such amount were distributed to the Unitholders in liquidation of the Company pursuant to Section 9.2(b)(iii). Each Unitholder will take all necessary and desirable actions as reasonably requested in connection with the consummation of any Approved Sale, but shall not be required to execute any purchase agreement, undertake any obligation except as provided herein or grant indemnification other than identical indemnification rights (whether directly to the buyer of the Units or pursuant to the provisions of a contribution agreement) pro rata based on the number of Junior Common Units to be sold by such Unitholders pursuant to the Approved Sale capped at an amount not greater than the proceeds thereof.

                  (b) If the Company or any Unitholder or group of Unitholders enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) under the Securities Act may be available with respect to such negotiation or transaction (including a merger, consolidation, or other reorganization), the Other Unitholders will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Company.

                  (c) Costs incurred by any Unitholder on its own behalf will not be considered costs of the transaction hereunder.

         8.4 Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units shall be stamped or otherwise imprinted with a legend in substantially the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON JUNE 30, 1998 AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND THE ISSUER (THE "COMPANY") HAS NOT BEEN REGISTERED UNDER THE U.S. INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE "INVESTMENT COMPANY ACT"). THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED (X) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR IN THE ABSENCE OF AN EXEMPTION FROM REGISTRATION THEREUNDER, OR (Y) IF SUCH SALE OR TRANSFER CANNOT BE EFFECTED WITHOUT THE LOSS BY THE COMPANY OF ANY APPLICABLE INVESTMENT COMPANY ACT EXEMPTION. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF JUNE 30, 1998, AS AMENDED AND MODIFIED FROM TIME TO TIME. THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE."

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any Units which cease to be Units in accordance with the definition thereof. Notwithstanding the foregoing, to the extent the Units are not certificated, this Agreement will contain a legend in substantially the form stated above.

         8.5 Pre-emptive Rights. The Company shall not engage in a Preemptive Offering (other than Exempt Preemptive Offerings) unless the Company shall first offer in writing to sell to each Junior Common Holder, on the same terms and conditions and at the same equivalent price, a number of Preemptive Securities equal to the Proportionate Amount; provided, that in the case a Junior Common Holder elects not to exercise its rights pursuant to this Section 8.5, whether in full or in part, each other Junior Common Holder shall have the right to subscribe for such non-electing Junior Common Holder's Proportionate Amount. Such offer of the Company shall remain outstanding for at least 30 days from the date of such written notice and shall be exercised by a Junior Common Holder by serving written notice to the Company within such 30 day period. The foregoing preemptive rights shall apply mutatis mutandis to Preemptive Offerings made by any Subsidiary of the Company. This Section 8.5 shall terminate upon the consummation of a Qualified Public Offering.

         8.6 Initial Public Offering. Immediately prior to the consummation of an Initial Public Offering, the Members and Board will take all necessary and desirable actions in consummation of any such Initial Public Offering, and vote for a recapitalization and/or exchange of the Units into securities (the "Reclassified Securities") the Board finds acceptable; provided, that (i) the Reclassified Securities provide each Unitholder with the same relative economic interest, governance, priority and other rights and privileges as such Unitholder had prior to such recapitalization and/or exchange and are consistent with the rights and preferences attendant to such Units as set forth in the Agreement or Applicable Law as in effect immediately prior to such Initial Public Offering and (ii) except as otherwise provided herein, the provisions of this Agreement apply to the Reclassified Securities and the issuer thereof as such provisions apply to the Units and the Company, mutatis mutandis.

         8.7 Transfer by Vectura Members. Notwithstanding any other provision of this Agreement to the contrary but subject to Section 8.1(a) and the penultimate sentence of Section 8.2(a), in any transaction that would require or permit any Vectura Member to Transfer or exchange (including, without limitation, in connection with an Initial Public Offering or any Transfer pursuant to Section
8.2 or 8.3) all or a portion of the Vectura Units, the Vectura Members may elect to Transfer, in lieu of such Vectura Units, stock of Vectura corresponding to the percentage of Vectura Units to be Transferred.


                                   ARTICLE IX
                           DISSOLUTION AND LIQUIDATION

         9.1 Duration. The Company shall terminate upon (i) the sale or other disposition by the Company of all or substantially all of the assets, properties or businesses the Company then owns, (ii) the dissolution of the Company by action of the Board, or (iii) any other event that would cause the dissolution of a limited liability company under the Act (each of the foregoing events, a "Dissolution Event").

         9.2 Liquidation of Company Interests.

                  (a) Upon dissolution of the Company, the Board shall appoint one Member (or any other Person) to serve as the "Liquidator" who shall act at the direction of the Board, unless and until a successor Liquidator is appointed as provided herein. The Liquidator shall agree not to resign at any time without 30 days' prior written notice. The Liquidator may be removed at any time, with or without cause, by notice of removal and appointment of a successor Liquidator approved by the Board. Within 30 days following the occurrence of any such removal, a successor Liquidator may be elected by the Board. The successor Liquidator shall succeed to all rights, powers and duties of the former Liquidator. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator shall be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided. Except as expressly provided in this Article IX, the Liquidator appointed in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Board under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Company as provided for herein). The Liquidator shall receive as compensation for its services (i) no additional compensation, if the Liquidator is an employee of the Company or any of its Subsidiaries, or (ii) if the Liquidator is not such an employee, a reasonable fee plus out-of-pocket costs and expenses or such other compensation as the Board may otherwise approve.

                  (b) The Liquidator shall liquidate the assets of the Company, and apply and distribute the proceeds of such liquidation, in the following order of priority, unless otherwise required by mandatory provisions of applicable law;

                           (i) First, to the payment of the Company's debts and obligations to its creditors, including sales commissions and other expenses incident to any sale of the assets of the Company (including a Sale of the Company).

                           (ii) Second, to the establishment of and additions to such reserves as the Liquidator may deem necessary or appropriate.

                           (iii) Third, to the Unitholders, in accordance with the provisions of Section 5.2(a); provided, that in the event that distributions pursuant to this subparagraph (iii) would not otherwise be identical to distributions in accordance with the positive balances in the Unitholders' Capital Accounts, then in accordance with such positive balances.

The reserves established pursuant to subparagraph (ii) of this Section 9.2(b) shall be paid over by the Liquidator to a bank or other financial institution, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Liquidator deems advisable, such reserves shall be distributed to the Unitholders in the priorities set forth in this Section 9.2(b). The allocations and distributions provided for in this Agreement are intended to result in the Capital Account of each Unitholder immediately prior to the distribution of the Company's assets pursuant to this Section 9.2(b) being equal to the amount that would be distributable to such Unitholder pursuant to this Section 9.2(b) without regard to the proviso in subparagraph (iii). The Company is authorized to make appropriate adjustments in the allocation of items of income, gain, loss and deduction as necessary to cause the amount of each Unitholder's Capital Account immediately prior to the distribution of the Company's assets pursuant to this Section 9.2(b) to equal the amount that would be distributable to such Unitholder pursuant to this Section 9.2(b) without regard to the proviso in subparagraph (iii).

                  (c) Notwithstanding the provisions of Section 9.2(b) which require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 9.2(b), if upon dissolution of the Company the Board determines that an immediate sale of part or all of the Company's assets would be impractical or could cause undue harm to the

Unitholders, then the Board may, in its discretion, defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, in its discretion, distribute to the Unitholders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 9.2(b), undivided interests in such Company assets as the Liquidator deems reasonable and equitable and subject to any agreements governing the operating of such properties at such time. For purposes of any such distribution, the Board will determine the Fair Market Value of any property to be distributed.

                  (d) A reasonable time will be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 9.2(b) in order to minimize any losses otherwise attendant upon such winding up. Distributions upon liquidation of the Company (or any Unitholder's interest in the Company) and related adjustments will be made by the end of the Fiscal Year of the liquidation (or, if later, within 90 days after the date of such liquidation) or as otherwise permitted by Treasury Regulation Section 1.704-1(b)(2)(ii)(b).


                                    ARTICLE X
                                BOOKS AND RECORDS

         10.1 Books. The Company shall maintain complete and accurate books of account of the Company's affairs at the Company's principal office, which books shall be open to inspection by any Member (or its authorized representative) to the extent required by the Act. CSX and the Vectura Parties acknowledge that they have reviewed certain illustrations of the application of Articles V and VI hereof (assuming that the only Members are CSX, Vectura and NMI).

         10.2 Tax Allocations and Reports. Subject to the provisions of Article VII of the Recapitalization Agreement:

                  (a) Not later than seven calendar months after the end of each Fiscal Year (but subject to the review procedures described in Section 7.10 of the Recapitalization Agreement), the Board shall cause the Company to furnish each Unitholder an Internal Revenue Service Form K-1 and any similar form required for the filing of state or local income tax returns for such Unitholder for such Fiscal Year. Upon the written request of any such Unitholder and at the expense of such Unitholder, the Company will use reasonable efforts to deliver or cause to be delivered any additional information necessary for the preparation of any state, local and foreign income tax return which must be filed by such Unitholder.

                  (b) The Tax Matters Partner will determine whether to make or revoke any available election pursuant to the Code. Each Unitholder will, upon request, supply the information necessary to give proper effect to any such election.

                  (c) The Company hereby designates Vectura to act as the "Tax Matters Partner" (as defined in Section 6231(a)(7) of the Code) in accordance with Sections 6221 through 6233 of the Code. The Tax Matters Partner is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith; provided, that the Tax Matters Partner may be removed and replaced by, and shall act in such capacity at the direction of, the Board. Each Unitholder agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of such proceedings. Subject to the foregoing proviso, the Tax Matters Partner will have reasonable discretion to determine whether the Company (either on its own behalf or on behalf of the Unitholders) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. Any deficiency for taxes imposed on any Unitholder (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Unitholder, and if paid by the Company, will be recoverable from such Unitholder (including by offset against distributions otherwise payable to such Unitholder).

         10.3 Tax Proceedings. Any tax audit or other proceeding with respect to the Company or any of its Subsidiaries for a taxable period that includes but does not end on June 30, 1998 and any taxable period that begins after June 30, 1998 that might have an adverse effect on CSX shall be treated as referred to in
Section 7.8 of the Recapitalization Agreement; provided, however, that the right of CSX to consent to a proposed settlement, compromise or abandonment of such an audit or proceeding pursuant to Section 7.8(b)(v) of the Recapitalization Agreement shall apply to matters respecting the allocation of debt pursuant to
Section 6.5 of this Agreement and matters respecting any transactions that could result in the realization of Built-in Gain of at least $1,500,000 (but such right to consent shall otherwise not apply to such an audit or proceeding); and provided further, however, that, in the event that CSX reasonably withholds consent pursuant to Section 7.8(b)(v) of the Recapitalization Agreement, then CSX shall have the right to assume control of the defense of such audit or proceeding (at CSX's expense) and CSX shall indemnify the Company and its Members (other than CSX) for any liability of the Company and its Members (other than CSX) in excess of the liability that the Company and its Members (other than CSX) would have had under the proposed settlement, compromise or abandonment as to which CSX reasonably withheld consent.


                                   ARTICLE XI
                         EXCULPATION AND INDEMNIFICATION

         11.1 Exculpation and Indemnification.

                  (a) No Member, Representative or any direct or indirect officer, director, stockholder or partner of a Member (each, an "Indemnitee"), shall be liable, responsible or accountable in damages or otherwise to the Company, any Member, or to any Unitholder, for any act or failure to act by such Indemnitee in connection with the conduct of the business of the Company, or by any other such Indemnitee in performing or participating in the performance of the obligations of the Company, so long as such Indemnitee acted in the good faith belief that such action or failure to act was in the best interests, or not opposed to the best interests, of the Company and/or its Subsidiaries and such action or failure to act was not in violation of this Agreement and did not constitute gross negligence or willful misconduct. No Person who is a

Member, Representative, an Officer, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member, Representative, an Officer, or any combination of the foregoing. Nothing contained in this Agreement shall affect the rights of the Company against any Member pursuant to the terms and conditions of the Recapitalization Agreement.

                  (b) The Company shall indemnify and hold harmless each Indemnitee to the fullest extent permitted by law against losses, damages, liabilities, costs or expenses (including reasonable attorney's fees and expenses and amounts paid in settlement) incurred by any such Indemnitee in connection with any action, suit or proceeding to which such Indemnitee may be made a party or otherwise involved or with which it shall be threatened by reason of its being a Member, Representative or any direct or indirect officer, director, stockholder or partner of a Member, or while acting as (or on behalf of) a Member on behalf of the Company or in the Company's interest. Such attorney's fees and expenses shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that such Indemnitee is not entitled to indemnification with respect thereto.

                  (c) The right of an Indemnitee to indemnification hereunder shall not be exclusive of any other right or remedy that a Member, Representative or Officer may have pursuant to Applicable Law or this Agreement.

         11.2 Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Indemnitee or any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 11.1 or under Applicable Law.

         11.3 Indemnification and Reimbursement for Payments on Behalf of a Unitholder.

                  (a) If the Company is obligated to pay any amount to a Governmental Authority or to any other Person (and makes such payment or will make such a payment within 30 days of charging the Capital Account of the Member pursuant to the following sentences and either providing notification of an obligation to indemnify under (i) below or offsetting a distribution pursuant to
(ii) below) on behalf of (or in respect of an obligation of) a Unitholder (including, without limitation, federal, state and local withholding taxes imposed with respect to foreign Members, and state unincorporated business taxes, etc.), then such Unitholder (the "Charged Member") shall indemnify the Company in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payment). The amount to be indemnified shall be charged against the Capital Account of the Charged Member, and, at the option of the Board, either:

                           (i) promptly upon notification of an obligation to
indemnify the Company, the Charged Member shall make a cash payment to the Company equal to the full amount to be indemnified (and the amount paid shall be added to the Charged Member's Capital Account but shall not be deemed to be a Capital Contribution hereunder); or

                  (ii) the Company shall reduce current or subsequent distributions that would otherwise be made to the Charged Member until the Company has recovered the amount to be indemnified (provided that the amount of such reduction shall be deemed to have been distributed for all purposes of this Agreement, but such deemed distribution shall not further reduce the Charged Member's Capital Account).

            (b) A Charged Member's obligation to make contributions to the Company under this Section 11.3 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 11.3, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Charged Member under this Section 11.3, including instituting a lawsuit to collect such contribution with interest calculated at a rate equal to the Base Rate plus six percentage points per annum (but not in excess of the highest rate per annum permitted by law).


                                   ARTICLE XII
                                  MISCELLANEOUS

      12.1 Confidentiality. By executing this Agreement, each Member expressly agrees, at all times during the term of the Company and thereafter and whether or not at that time it is a Member of the Company, (unless the prior written consent of the Company is obtained, which prior consent shall not be unreasonably withheld) to maintain the confidentiality of, and not to disclose to any Person other than the Company, another Member or a person designated by the Company, any information obtained from the Company or its representatives that is not generally available or known to the public and which has not been previously disclosed by any Member without a confidentiality agreement relating to the identity of any Member, the business, financial structure, financial position or financial results, clients or affairs of the Company; provided, that each Member may deliver or disclose confidential information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its interest in the Company and such Persons agree to comply with the terms of this Section), (ii) its financial advisors and other professional advisors who agree to comply with the terms of this Section, (iii) any Person to which it sells or offers to sell its interest in the Company or any part thereof or any participation therein in accordance with the transfer restrictions contained in this Agreement (if such Person has agreed in writing prior to its receipt of such confidential information to be bound by the provisions of this Section), (iv) any Governmental Authority or other regulatory or self regulatory authority having jurisdiction over a Member or any nationally recognized rating agency that requires access to information about a Member's investment portfolio, or (v) any other Person to which such delivery or disclosure may be necessary or advisable (a) to effect compliance with any law, rule, regulation or order applicable to a Member, including the requirements of any stock exchange, (b) in response to any subpoena or other legal process, or (c) in connection with any litigation to which a Member is a party.

      12.2 Waiver of Jury Trial. Each of the parties hereto waives to the fullest extent permitted by law any right it may have to trial by jury in respect of any claim, demand, action or cause of action based on, or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties to this Agreement each hereby agrees that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart or a copy of this Agreement with any court as evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

      12.3 GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE APPLICATION, CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND THE DELAWARE LIMITED LIABILITY COMPANY ACT, DELAWARE CODE, TITLE 6, SECTIONS 18-101, ET SEQ., AS IN EFFECT FROM TIME TO TIME, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

      12.4 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

      12.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The Members shall negotiate in good faith to replace any provision so held to be invalid or unenforceable so as to implement most effectively the transactions contemplated by such provision in accordance with the original intent of the Members signatory hereto.

      12.6 Amendments. Subject to Section 7. 12(b)(iii), the parties hereto may at any time amend this Agreement by majority consent of the Board expressed in writing and Majority Approval of the Junior Common Units; provided, that the provisions of Articles V or VI may be amended without the consent of a majority of the holders of each class of Units affected by any such proposed amendment; provided further, that no amendment or waiver to any provision of this Agreement which adversely affects, and is prejudicial to, any CSX Member shall be effective against such CSX Member without the written consent of such CSX Member.

      12.7 Gender and Number. Whenever required by the context, the singular number shall include the plural number, the plural number shall include the singular number, the masculine gender shall include the neuter and feminine genders and vice versa.

      12.8 Notice. Any Notice or Notices required or permitted under the provisions of this Agreement shall be sent to the addresses set forth below, or as otherwise notified to the other party in writing:

            if to the Vectura Parties:

                     c/o 399 Venture Partners, Inc.
                     399 Park Avenue
                     New York, New York 10043
                     Attention:    David F. Thomas
                                   Richard E. Mayberry, Jr.
                     Telephone No.:  (212) 559-1127
                     Telecopier No.:  (212) 888-2940

            with copies to (which shall not constitute constructive notice to the Vectura Parties):

                     Kirkland & Ellis
                     Citicorp Center
                     153 East 53rd Street
                     New York, New York 10022
                     Attention:    Kirk A. Radke, Esq.
                     Telephone No.:  (212) 446-4800
                     Telecopier No.:  (212) 446-4900

            if to CSX:

                     CSX Brown Corp.
                     c/o CSX Corporation
                     One James Center
                     901 East Cary Street
                     Richmond, Virginia 23219
                     Attention:    Mark G. Aron
                     Telephone No.:  (804) 782-1400
                     Telecopier No.:  (804) 783-1380

            with copies to (which shall not constitute constructive notice to CSX):

                     Wachtell, Lipton, Rosen & Katz
                     51 West 52nd Street
                     New York, New York 10019
                     Attention:    Pamela S. Seymon, Esq.
                                   Steven A. Cohen, Esq.
                     Telephone No.:  (212) 403-1000
                     Telecopier No.:  (212) 403-2000
if to any other Member, to such Member's address as set forth in the records of the Company. Any Notice sent as set forth above shall be deemed to have been given only upon actual delivery to the intended recipient thereof or upon the date of rejection of such notice, as evidenced by the return receipt therefor.

      12.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.

      12.10 Entire Agreement. Except as otherwise expressly set forth herein, this document and the other Transaction Documents embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

      12.11 No Waiver of Remedies. The failure of a Member to insist on the strict performance of any covenant or duty required by the Agreement, or to pursue any remedy under the Agreement, shall not constitute a waiver of the breach or the remedy.

      12.12 Remedies Cumulative. The remedies of the Members under the Agreement are cumulative and shall not exclude any other remedies to which the Member may be lawfully entitled. Each of the parties confirms that damages at law may be an inadequate remedy for a breach or threatened breach of any provision hereof. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other suitable remedy, but nothing herein contained is intended to or shall limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other parties for a breach or threatened breach of any provision hereof, it being the intention by this Section to make clear the agreement of the parties that the respective rights and obligations of the parties hereunder shall be enforceable in equity as well as at law or otherwise.

      12.13 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the Members and their permitted successors, legal representatives, and assigns.

      12.14 Determinations of Fair Market Value. Except in the case of the Fair Market Values reflected on Schedule B, the Board shall reasonably determine Fair Market Values hereunder; provided, that in the event the holders of 10% of any class of Units affected by such determination (the "Requesting Holders") dispute such determination, Fair Market Value shall be determined by an independent appraiser mutually reasonably satisfactory to the Company and the Requesting Holders, whose fees and expenses shall be borne by the Company if the Board's determination differs from the appraiser's determination by at least 15% of the appraiser's determination and shall otherwise be borne by the Requesting Holders.

                                    * * * * *

         IN WITNESS WHEREOF, all of the Members of American Commercial Lines Holdings LLC, a Delaware limited liability company, have executed this Agreement, effective as of the date first written above.

                                    CSX BROWN CORP.


                                    By: /s/ GREGORY R. WEBER
                                        ----------------------------------------
                                        Name:  Gregory R. Weber
                                        Title: Vice President and Treasurer


                                    VECTURA GROUP, INC.


                                    By: /s/ DAVID WAGSTAFF III
                                        ----------------------------------------
                                        Name:  David Wagstaff III
                                        Title: President


                                    NATIONAL MARINE, INC.


                                    By: /s/ DAVID WAGSTAFF III
                                        ----------------------------------------
                                        Name:  David Wagstaff III
                                        Title: Vice President


                                    AMERICAN COMMERCIAL LINES HOLDINGS LLC


                                    By: /s/ GREGORY R. WEBER
                                        ----------------------------------------
                                        Name:  Gregory R. Weber
                                        Title: Vice President and
                                               Treasurer, CSX Brown Corp., as
                                               Manager of American Commercial
                                               Lines Holdings LLC

                      INVESTOR UNITHOLDER SIGNATURE PAGE TO
           AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF
                      AMERICAN COMMERCIAL LINES HOLDING LLC





/s/ STEVEN ANDERSON
----------------------------------------
Steven Anderson





/s/ STUART AGRANOFF
----------------------------------------
Stuart Agranoff

                     MANAGEMENT UNITHOLDER SIGNATURE PAGE TO
           AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF
                     AMERICAN COMMERCIAL LINES HOLDINGS LLC





/s/  MICHAEL C. HAGAN
----------------------------------------
Michael C. Hagan

                                   SCHEDULE A

-------------------------------------------------------------------------------------------------------------------------
                                                  Senior                                                  Senior
                                              Preferred Units           Junior Preferred Units          Common Units
-------------------------------------------------------------------------------------------------------------------------
                                         Aggregate                     Aggregate
                         Aggregate        Initial                       Initial                    Aggregate       Number
                          Capital        Redemption     Number of     Redemption    Number of   Initial Capital     of
       Member          Contributions        Value         Units         Value         Units         Account        Units
-------------------------------------------------------------------------------------------------------------------------
CSX Member*             $155,000,000    $115,000,000    11,500,000   $39,656,364     3,965,636              0           0
-------------------------------------------------------------------------------------------------------------------------
Vectura                  $60,000,000               0             0   $59,454,545     5,945,455              0           0
-------------------------------------------------------------------------------------------------------------------------
NMI                       $3,895,000               0             0      $395,000        39,500     $3,389,091     338,909
-------------------------------------------------------------------------------------------------------------------------
Independent
Investors

Steven A. Anderson            15,000
-------------------------------------------------------------------------------------------------------------------------
Stuart Agranoff               15,000
-------------------------------------------------------------------------------------------------------------------------
Management
Unitholders

Michael Hagan                 17,000
=========================================================================================================================
TOTAL                   $218,942,000    $115,000,000    11,500,000   $99,505,909     9,950,591     $3,389,091     338,909
=========================================================================================================================


-----------------------------------------------------------------------

                                         Junior Common Units
-----------------------------------------------------------------------
                             Aggregate   Class A    Class B     Total
                              Initial     Junior     Junior     Junior
                              Capital    Common     Common      Common
       Member                 Account     Units      Units      Units
-----------------------------------------------------------------------
CSX Member*                  $343,636    3,400.0   30,963.0    34,363.0
-----------------------------------------------------------------------
Vectura                      $545,455    1,579.0   52,967.0    54,545.0
-----------------------------------------------------------------------
NMI                          $110,909      321.0   10,770.0    11,091.0
-----------------------------------------------------------------------
Independent
Investors

Steven A. Anderson            $15,000    1,500.0                1,500.0
-----------------------------------------------------------------------
Stuart Agranoff               $15,000    1,500.0                1,500.0
-----------------------------------------------------------------------
Management
Unitholders

Michael Hagan                 $17,000    1,700.0                1,700.0
=======================================================================
TOTAL                      $1,047,000   10,000.0   94,700.0   104,700.0
=======================================================================

----------
* The CSX Member made a Capital Contribution of $851,352,000 and received a distribution of $696,352,000.

                                   SCHEDULE B

     Allocation Of Initial Value Among Gross Assets Contributed By CSX Brown

1. Domestic fleet: $450 million (estimated tax basis $140 - $150 million as of December 31, 1997).

2.    Nondepreciable, nonamortizable goodwill associated with domestic fleet:
      $112.5 million, including $2 million associated with Liquids line.

3.    Foreign stock: $125 million.

4. Jeffboat, Waterway Communications, Terminals, Headquarters: $112.5 million. Suballocations within this category:

              A.     Jeffboat:                           $   40 million
              B.     Waterway Communications:            $   20 million
              C.     Terminals:                          $ 37.5 million
              D.     Headquarters:                       $   15 million
                     Total:                              $112.5 million

5. Domestic current assets and other domestic nondepreciable assets: allocate initial value equal to tax basis (estimated at $138 million as of December 31, 1997).

                                   SCHEDULE C

                  Permitted Transfers to Management Unitholders

A. The Company shall issue to new Management Unitholders within three (3) months following the Closing Date (provided that $1,000,000 of the Units described below may be requested for issuance within 15 months following the Closing Date), upon 10 days prior written notice from Vectura to CSX, Units in amounts which results in dilution to CSX and Vectura (x) not in excess of the amounts described below and (y) in the relative proportions as follows (each at $10 per Unit):

      (i) CSX will Transfer to the Company solely for purposes of reissuance to Management Unitholders selected by the Compensation Committee up to an aggregate of the following Units:

                                                  NO. OF UNITS         DOLLARS
                                                  ------------         -------
                Junior Preferred Units:             116,881.9        $1,168,819
                Junior Common Units:                   1012.8        $   10,128

      (ii) Vectura or 399 Venture will Transfer to the Company solely for purposes of reissuance to Management Unitholders selected by the Compensation Committee up to an aggregate of the following Units.*

                                                  NO. OF UNITS         DOLLARS
                                                  ------------         -------
                Junior Preferred Units:             175,234.4        $1,752,344
                Junior Common Units:                  1,607.7        $   16,077

      All such Transfers of Common Preferred Units and Junior Common Units shall be made by CSX and Vectura/399 Venture on a pro rata basis in accordance with the number of Junior Preferred Units and Junior Common Units to be sold by CSX and Vectura/399 Venture.*

B. In addition, the Company may issue, as incentive compensation, up to 5,236.2 Junior Common Units (which includes any Junior Common Units based on the Closing Date) to Management Unitholders selected by the Compensation Committee at $10/Unit on customary terms.

C. The terms and conditions of such issuance and sale to management shall be first consistent with the foregoing and second as reasonably specified by the Compensation


----------
* While these illustrations describe Transfers, dilutive issuances by the Company shall instead be effected.

      Committee and in accordance with customary terms and conditions for management equity investment in leveraged acquisitions.

                                                                       Exhibit A



                                 FORM OF JOINDER
                                       TO
            AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

         THIS JOINDER to the Amended and Restated Limited Liability Company Agreement, dated as of June 30, 1998 by and among AMERICAN COMMERCIAL LINES HOLDINGS LLC, a Delaware limited liability corporation (the "Company"), and certain other Persons (the "Agreement"), is made and entered into as of _________ by and between the Company and __________________ ("Holder").
Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

         WHEREAS, Holder has acquired certain Units and the Agreement and the Company requires Holder, as a Unitholder, to become bound by and/or a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

                  1. Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, it shall become bound by and/or a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a Unitholder for the purposes of being bound thereby. In addition, Holder hereby agrees that each class of Units held by Holder shall be deemed Units for the purposes of being bound thereby and shall have the rights only as provided in the Agreement.

                  2. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Members, the Company and their successors and assigns and Holder (only as provided in the Agreement) and any subsequent holders of Units and the respective successors and assigns of each of them, so long as they hold any Units.

                  3. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                  4. Notices. For purposes of Section 12.8 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

                          [Name]
                          [Address]
                          [Facsimile Number]

                  5. GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE APPLICATION, CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND THE DELAWARE LIMITED LIABILITY COMPANY ACT, DELAWARE CODE, TITLE 6, SECTIONS 18-101, ET SEQ., AS IN EFFECT FROM TIME TO TIME, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

                  6. DESCRIPTIVE HEADINGS. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

                                         AMERICAN COMMERCIAL LINES HOLDINGS LLC


                                         By:
                                            -----------------------------------
                                               Name:
                                               Title:


                                         [HOLDER]


                                         By:
                                            -----------------------------------
                                               Name:
                                               Title: